Exhibit 99.01

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of NRG Energy, Inc.:

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of NRG Energy, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 25 to the financial statements, the Company is experiencing credit and liquidity constraints that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 25. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 21 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001.

/s/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 21, 2002 except as to
Notes 6 (as it relates to West
Coast Power) and 25, which
are as of September 5, 2002, and
Note 24 which is as of November 18, 2002

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,

	2001	2000

	(In thousands, except per
	share amounts)
Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$2,388,411	$1,833,829
Equity in earnings of unconsolidated affiliates	212,273	122,682

Total operating revenues and equity earnings	2,600,684	1,956,511

Operating Costs and Expenses
Cost of majority-owned operations	1,559,910	1,177,600
Depreciation and amortization	192,781	112,237
General, administrative and development	190,887	157,050

Total operating costs and expenses	1,943,578	1,446,887

Operating Income	657,106	509,624

Other Income (Expense)
Minority interest in earnings of consolidated subsidiaries	(1,211)	(840)
Other income, net	21,409	7,545
Interest expense	(416,502)	(272,637)

Total other expense	(396,304)	(265,932)

Income from Continuing Operations Before Income Taxes	260,802	243,692
Income Tax Expense	27,462	82,228

Income from Continuing Operations	233,340	161,464
Income from Discontinued Operations, Net of Income Taxes (see Note 24)	31,864	21,471

Net Income	$265,204	$182,935

Weighted Average Number of Common Shares Outstanding – Basic	194,929	165,861
Income from Continuing Operations	$1.20	$.97
Discontinued Operations (see Note 24)	.16	.13

Earnings per Share – Basic	$1.36	$1.10

Weighted Average Number of Common Shares Outstanding – Diluted	196,439	166,989
Income from Continuing Operations	$1.19	$.97
Discontinued Operations (see Note 24)	.16	.13

Earnings per Share – Diluted	$1.35	$1.10

See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2001	2000

	(In thousands)
Cash Flows from Operating Activities
Net income	$265,204	$182,935
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed equity in earnings of unconsolidated affiliates	(119,002)	(43,258)
Depreciation and amortization	212,493	122,953
Deferred income taxes and investment tax credits	45,556	38,458
Unrealized (gains)/losses on energy contracts	(13,257)	—
Minority interest	6,564	4,993
Cash provided by (used in) changes in certain working capital items, net of effects from acquisitions and dispositions
Accounts receivable	89,523	(198,091)
Accounts receivable-affiliates	—	10,703
Inventory	(111,131)	(12,316)
Prepayments and other current assets	(36,530)	(608)
Accounts payable	(4,512)	143,045
Accounts payable-affiliates	4,989	—
Accrued income taxes	(75,132)	39,137
Accrued property and sales taxes	4,054	3,743
Accrued salaries, benefits, and related costs	15,785	(8,153)
Accrued interest	35,637	38,479
Other current liabilities	37,675	(5,136)
Cash provided by changes in other assets and liabilities	(81,902)	44,794

Net Cash Provided by Operating Activities	276,014	361,678

Cash Flows from Investing Activities
Acquisitions, net of liabilities assumed	(2,813,117)	(1,912,957)
Proceeds from sale of investments	4,063	8,917
Decrease/(increase) in restricted cash	(99,707)	5,306
Decrease/(increase) in notes receivable	45,091	(5,444)
Capital expenditures	(1,322,130)	(223,560)
Proceeds from sale of property	—	9,785
Investments in projects	(149,841)	(86,195)

Net Cash Used by Investing Activities	(4,335,641)	(2,204,148)

Cash Flows from Financing Activities
Net (payments)/borrowings under line of credit agreement	202,000	(367,766)
Proceeds from issuance of stock	475,464	453,719
Proceeds from issuance of corporate units (warrants)	4,080	—
Proceeds from issuance of short term debt	622,156	—
Capital contributions from parent	—	—
Proceeds from issuance of long-term debt	3,268,017	3,034,909
Principal payments on long-term debt	(418,171)	(1,214,992)

Net Cash Provided by Financing Activities	4,153,546	1,905,870

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,055)	360

Cash decrease from discontinued operations	(55,301)	(7,856)
Net Increase in Cash and Cash Equivalents	35,563	55,904
Cash and Cash Equivalents at Beginning of Year	86,590	30,686

Cash and Cash Equivalents at End of Year	$122,153	$86,590

See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,

	2001	2000

	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$122,153	$86,590
Restricted cash	143,009	7,236
Accounts receivable-trade, less allowance for doubtful accounts of $33,962 and $21,199	263,879	289,232
Income tax receivable	28,118	—
Inventory	324,465	174,790
Current portion of notes receivable	737	267
Derivative instruments valuation — at market	54,934	—
Prepayments and other current assets	67,873	28,001
Current assets held for sale	182,189	86,542

Total current assets	1,187,357	672,658

Property, Plant and Equipment, at Original Cost
In service	6,401,413	3,830,395
Under construction	2,942,979	206,977

Total property, plant and equipment	9,344,392	4,037,372
Less accumulated depreciation	(458,533)	(230,834)

Net property, plant and equipment	8,885,859	3,806,538

Other Assets
Equity investments in affiliates	1,050,510	973,261
Capitalized project costs	2,581	10,262
Notes receivable, less current portion	775,865	76,745
Decommissioning fund investments	4,336	3,863
Intangible assets, net of accumulated amortization of $15,311 and $8,951	73,226	74,786
Debt issuance costs, net of accumulated amortization of $17,250 and $6,443	107,661	45,492
Derivative instruments valuation — at market	179,605	—
Other assets, net of accumulated amortization of $13,323 and $10,628	43,334	38,840
Noncurrent assets held for sale	584,211	276,547

Total other assets	2,821,329	1,499,796

Total Assets	$12,894,545	$5,978,992

See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,

	2001	2000

	(In thousands)
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of project level long-term debt	$237,282	$135,737
Revolving line of credit	170,000	8,000
Revolving line of credit, non-recourse debt	40,000	—
Project-level, non-recourse debt	22,156	—
Corporate level, recourse debt	600,000	—
Accounts payable-trade	288,897	214,884
Accounts payable-affiliate	16,867	5,388
Accrued income taxes	—	42,840
Accrued property, sales and other taxes	14,585	10,531
Accrued salaries, benefits and related costs	38,913	23,894
Accrued interest	95,010	51,962
Derivative instruments valuation — at market	21,910	—
Other current liabilities	92,398	14,347
Current liabilities held for sale	312,586	55,407

Total current liabilities	1,950,604	562,990
Other Liabilities
Project-level, long-term, non-recourse debt	4,643,334	1,901,456
Corporate level long-term, recourse debt	2,972,400	1,503,896
Deferred Income Taxes	427,958	54,954
Postretirement and other benefit obligations	75,455	83,098
Derivative instruments valuation — at market	36,389	—
Other long-term obligations and deferred income	222,468	149,640
Minority interest	49,978	—
Non-current liabilities held for sale	278,830	260,870

Total liabilities	10,657,416	4,516,904

Commitments and Contingencies
Stockholders’ Equity
Class A – Common stock; $.01 par value; 250,000,000 shares authorized; 147,604,500 shares issued and outstanding	1,476	1,476
Common stock; $.01 par value; 550,000,000 shares authorized; 50,939,875 shares and 32,395,500 shares issued and outstanding at December 31, 2001 and 2000	509	324
Additional paid-in capital	1,713,984	1,233,833
Retained earnings	635,349	370,145
Accumulated other comprehensive income	(114,189)	(143,690)

Total Stockholders’ Equity	2,237,129	1,462,088

Total Liabilities and Stockholders’ Equity	$12,894,545	$5,978,992

See notes to consolidated financial statements.

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Class A						Accumulated
	Common		Common		Additional		Other	Total
					Paid-in	Retained	Comprehensive	Stockholders’
	Stock	Shares	Stock	Shares	Capital	Earnings	Income	Equity

	(In thousands)
Balances at December 31, 1999	$1,476	147,605	$—	—	$780,438	$187,210	$(75,470)	$893,654

Net Income						182,935		182,935
Foreign currency translation adjustments							(68,220)	(68,220)

Comprehensive income for 2000								114,715
Issuance of common stock, net of issuance costs of $32.2 million			324	32,396	453,395			453,719

Balances at December 31, 2000	$1,476	147,605	$324	32,396	$1,233,833	$370,145	$(143,690)	$1,462,088

Net Income						265,204		265,204
Foreign currency translation adjustments and other							(41,600)	(41,600)
Deferred unrealized gains, net on derivatives							71,101	71,101

Comprehensive income for 2001								294,705
Capital stock activity:
-Issuance of corporate units/ warrant					4,080			4,080
-Tax benefits of stock option issuance					792			792
-Issuance of common stock, net of issuance costs of $23.5 million			185	18,543	475,279			475,464

Balances at December 31, 2001	$1,476	147,605	$509	50,939	$1,713,984	$635,349	$(114,189)	$2,237,129

See notes to consolidated financial statements.

NOTE 1 — ORGANIZATION

      NRG Energy, Inc., (NRG Energy), was incorporated as a Delaware corporation on May 29, 1992. Beginning in 1989, NRG Energy conducted business through its predecessor companies, NRG Energy, Inc. and NRG Group, Inc., Minnesota corporations, which were merged into NRG Energy subsequent to its incorporation. NRG Energy, together with its majority owned subsidiaries and affiliates, is a leading global energy company primarily engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of energy, capacity and related products.

      On June 5, 2000, NRG Energy completed its initial public offering. Prior to completing its initial public offering, NRG Energy was a wholly owned subsidiary of Northern States Power Company (NSP). During August 2000, NSP and New Century Energies, Inc. completed their merger. The surviving company operates under the new name Xcel Energy, Inc. (Xcel Energy). The shares of NRG Energy’s class A common stock previously held by NSP are now owned by Xcel Energy. As of December 31, 2001, Xcel Energy owned a 74% interest in NRG Energy’s outstanding common and class A common stock, representing 97% of the total voting power of NRG Energy’s common stock and class A common stock.

      In February 2002, Xcel Energy announced its intention to commence an exchange offer to acquire all of NRG Energy’s outstanding common stock, and stated its intention to close this transaction in April 2002 (see Note 23).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

      The consolidated financial statements include NRG Energy’s accounts and those of its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Accounting policies for all of NRG Energy’s operations are in accordance with accounting principles generally accepted in the United States of America. As discussed in Note 6, NRG Energy has investments in partnerships, joint ventures and projects. Investments in such businesses in which NRG Energy does not have control, but has the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method. Earnings from equity in international investments are recorded net of foreign income taxes.

Cash and Cash Equivalents

      Cash equivalents include highly liquid investments (primarily commercial paper) with an original maturity of three months or less at the time of purchase.

Restricted Cash

      Restricted cash consists primarily of cash collateral for letters of credit issued in relation to project development activities and funds held in trust accounts to satisfy the requirements of certain debt agreements.

Inventory

      Inventory is valued at the lower of weighted average cost or market and consists principally of fuel oil, spare parts, coal, kerosene, emission allowance credits and raw materials used to generate steam.

Property, Plant and Equipment

      Property, plant and equipment are stated at original cost or the present value of minimum lease payments for assets under capital leases. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

Facilities and improvements	10-45 years
Machinery and equipment	7-30 years
Office furnishings and equipment	3-5 years

      The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations. NRG Energy analyzes property, plant and equipment quarterly for potential impairment, assessing the appropriateness of lives and recoverability of net balances in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.”

Impairment of Long Lived Assets

      Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Capitalized Interest

      Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the asset under construction is ready for its intended use. Capitalized interest was approximately $27,175,000 and $2,667,000 in 2001 and 2000, respectively.

Capitalized Project Costs

      Development costs and capitalized project costs include third party professional services, permits, and other costs which are incurred incidental to a particular project. Such costs are expensed as incurred until an acquisition agreement or letter of intent is signed, and the project has been approved by NRG Energy’s Board of Directors. Additional costs incurred after this point are capitalized. When a project begins operation, previously capitalized project costs are reclassified to equity investments in affiliates or property plant and equipment and amortized on a straight-line basis over the lesser of the life of the project’s related assets or revenue contract period.

Debt Issuance Costs

      Debt issuance costs are capitalized and amortized over the terms of the related debt.

Intangible Assets

      Goodwill results when NRG Energy purchases a business at a price higher than the underlying fair value of the net assets. Effective January 1, 2002, NRG Energy implemented SFAS No. 142, “Goodwill and Other Intangible Assets.” (SFAS No. 142). At December 31, 2001, NRG Energy had intangible assets of $97.1 million including $56.6 million of goodwill. These amounts and all intangible assets and goodwill acquired in the future will be accounted for under the new accounting standard. The new accounting can be expected to initially increase earnings due to the elimination of regular amortization expense, but periodically cause reductions in earnings when impairment write-downs of goodwill and/or intangible assets are required.

Income Taxes

      In March 2001, NRG Energy was deconsolidated from Xcel Energy for Federal income tax purposes. Prior to March 13, 2001, NRG Energy was included in the consolidated tax returns of Xcel Energy. NRG Energy calculated its income tax provision on a separate return basis under a tax sharing agreement with Xcel Energy as discussed in Note 10. Current Federal and certain state income taxes were payable to or receivable from Xcel Energy.

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Revenue Recognition

      NRG Energy is primarily an electric generation company, operating a portfolio of majority-owned electric generating plants and certain plants in which its ownership interest is 50% or less and which are accounted for under the equity method. In connection with its electric generation business, NRG Energy also produces thermal energy for sale to customers, principally through steam and chilled water facilities. NRG Energy also collects methane gas from landfill sites, which is then used for the generation of electricity. In addition, NRG Energy sells small amounts of natural gas and oil to third parties. NRG Energy’s wholly owned subsidiary, NRG Power Marketing, Inc. enters into both physical and financial transactions on behalf of the entities which own the electric generating plants in order to optimize the financial performance of the plants.

      Electrical energy revenue is recognized upon transmission to the customer. Capacity and ancillary revenue is recognized when contractually earned. Disputed revenues are not recorded on the financial statements and will not be recognized as income until disputes are resolved and collection is assured.

      NRG Energy also performs operations and maintenance services for some of the projects in which it has an interest. Revenue is recognized as service contract revenue on these contracts when the services are performed.

      NRG Energy uses the equity method of accounting to recognize as revenue its pro rata share of the net income or loss of the unconsolidated investment until such time as the company’s investment is reduced to zero, at which time equity income is generally recognized only upon receipt of cash distributions from the investee.

      NRG Energy recognizes other income for interest income on loans to affiliates as the interest is earned and realizable.

Foreign Currency Translation

      The local currencies are generally the functional currency of NRG Energy’s foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses and cash flows are translated at weighted-average rates of exchange for the period. The resulting currency adjustments are accumulated and reported as a separate component of stockholders’ equity and are not included in the determination of the results of operations.

Concentrations of Credit Risk

      Financial instruments which potentially subject NRG Energy to concentrations of credit risk consist primarily of cash, accounts receivable, and notes receivable. Cash accounts are generally held in Federally insured banks. Accounts receivable, notes receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact NRG Energy’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, NRG

Energy believes the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 17.

Fair Value of Financial Instruments

      The carrying amount of cash and cash equivalents, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term receivables approximate fair value as the effective rates for these instruments are comparable to market rates at year end, including current portions. The carrying amount of long term debt was approximately $8.3 billion and $3.8 billion at December 31, 2001 and 2000, respectively. The estimated fair value of long-term debt is based on borrowing rates currently available with similar terms and average maturities.

Stock Based Compensation

      In 1995, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123, “Accounting for Stock Based Compensation.” NRG Energy has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, NRG Energy records expense in an amount equal to the excess of the quoted market price on the grant date over the option price. Such expense is recognized at the grant date for options fully vested. For options with a vesting period, the expense is recognized over the vesting period. NRG Energy has recognized approximately $1.9 million and $7.3 million of stock based compensation expense for the periods ended December 31, 2001 and 2000, respectively.

Net Income Per Share

      Basic net income per share is calculated based on the weighted average of common shares outstanding during the period. Net income per share, assuming dilution is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. NRG Energy’s only common equivalent shares are those that result from dilutive common stock options and NRG Energy’s Corporate Units (see Note 15).

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      In recording transactions and balances resulting from business operations, NRG Energy uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, un-collectible accounts and actuarially determined benefit costs and the valuation of long-term energy commodities contracts, among others. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

New Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-lived assets and for Long-lived Assets to Be Disposed Of.” Goodwill will no longer be amortized to comply with the provisions of SFAS No. 142. Instead, goodwill and intangible assets that will not be amortized should be tested for impairment annually and on an interim basis if an event occurs or a circumstance changes between annual tests that may reduce the fair value of a reporting unit below its carrying value. An impairment test is required to be performed within six months of the date of adoption, and the first annual impairment test must be performed in the year the statement is initially adopted.

      NRG Energy and its subsidiaries, as required, adopted SFAS No. 142 on January 1, 2002. At December 31, 2001, NRG Energy had intangible assets of $97.1 million, including $56.6 million of goodwill. These amounts and all intangible assets and goodwill acquired in the future will be accounted for under the new accounting standard. The new accounting standard is expected to initially increase earnings by an immaterial amount due to the elimination of regular amortization expense, but occasionally cause reductions in earnings when impairment write-downs of goodwill and/or intangible assets are required. Expense recognized for amortization of goodwill in 2001 and 2000 was $3.8 million and $2.4 million, respectively (pre-tax). NRG Energy does not expect to recognize any asset impairments as a result of adopting SFAS No. 142 in the first quarter of 2002.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. NRG Energy has not completed its analysis of SFAS No. 143.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 retains and expands upon the fundamental provisions of existing guidance related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Generally, the provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

Reclassifications

      Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or total stockholders’ equity as previously reported.

NOTE 3 — ASSET ACQUISITIONS

      During the year ended December 31, 2001, NRG Energy completed numerous acquisitions. These acquisitions have been recorded using the purchase method of accounting. Accordingly, these purchase prices have been preliminarily allocated to assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. These estimates may be adjusted based upon completion of certain procedures including third party valuations. Operations of the acquired companies have been included in the operations of NRG Energy since the date of the respective acquisitions.

      In January 2001, NRG Energy purchased from LS Power, LLC a 5,339 MW portfolio of operating projects and projects in construction and advanced development that are located primarily in the north central and south central United States. Each facility employs natural gas-fired, combined-cycle technology. Through December 31, 2005, NRG Energy also has the opportunity to acquire ownership interests in an additional 3,000 MW of generation projects developed and offered for sale by LS Power and its partners.

      In March 2001, NRG Energy purchased from Cogentrix the remaining 430 MW, or 51.37% interest, in an 837 MW natural gas-fired combined-cycle plant in Batesville, Mississippi. NRG Energy acquired a 48.63% interest in the plant in January 2001 from LS Power.

      In June 2001, NRG Energy purchased a 640 MW natural gas-fired power plant in Audrain County, Missouri from Duke Energy North America LLC.

      In June 2001, NRG Energy closed on the construction financing for the Brazos Valley generating facility, a 633 MW gas-fired power plant in Fort Bend County, Texas that NRG Energy will build, operate and manage. At the time of the closing, NRG Energy also became the 100% owner of the project by purchasing STEAG Power LLC’s 50% interest in the project. NRG Energy expects the project to begin commercial operation in February 2003.

      In June 2001, NRG Energy purchased 1,081 MW of interests in power generation plants from a subsidiary of Conectiv. NRG Energy acquired a 100% interest in the 784 MW coal-fired Indian River Generating Station located near Millsboro, Delaware and in the 170 MW oil-fired Vienna Generating Station located in Vienna, Maryland. In addition, NRG Energy acquired 64 MW of the 1,711 MW coal-fired Conemaugh Generating Station located approximately 60 miles east of Pittsburgh, Pennsylvania and 63 MW of the 1,711 MW coal-fired Keystone Generating Station located approximately 50 miles east of Pittsburgh, Pennsylvania.

      In June 2001, NRG Energy purchased a 389 MW gas-fired power plant and a 116 MW thermal power plant, both of which are located on Csepel Island in Budapest, Hungary, from PowerGen. In April 2001, NRG Energy also purchased from PowerGen its interest in Saale Energie GmbH and its 33.3% interest in MIBRAG BV. By acquiring PowerGen’s interest in Saale Energie, NRG Energy increased its ownership interest in the 960 MW coal-fired Schkopau power station located near Halle, Germany from 200 MW to 400 MW.

      By acquiring PowerGen’s interest in MIBRAG, an integrated energy business in eastern Germany consisting primarily of two lignite mines and three power stations, and following MIBRAG’s buy back of the shares NRG Energy acquired from PowerGen, NRG Energy increased its ownership of MIBRAG from 33.3% to 50%. The Washington Group International, Inc., owns the remaining 50% of MIBRAG.

      In August 2001, NRG Energy acquired an approximately 2,255 MW portfolio of operating projects and projects in advanced development, including projects that NRG Energy intends to develop, that are located in Illinois and upstate New York from Indeck Energy Services, Inc.

      In August 2001, NRG Energy acquired Duke Energy’s 77% interest in the approximately 520 MW natural-gas fired McClain Energy Generating Facility located near Oklahoma City, Oklahoma. The Oklahoma Municipal Power Authority owns the remaining 23% interest. The McClain facility commenced operations in June 2001.

      In September 2001, NRG Energy acquired a 50% interest in TermoRio SA, a 1,040 MW gas-fired cogeneration facility currently under construction in Rio de Janeiro State, Brazil, from Petroleos Brasileiros SA (Petrobras). Commercial operation of the facility is expected to begin in March 2004. NRG Energy has the option to put its interest in the project back to Petrobras after March 2002 if by that time certain milestones have not been met, including final agreement on the terms of all project documents.

      During fiscal year 2001, NRG Energy also acquired other minor interests in projects in Taiwan, India, Peru and the State of Nevada.

      The respective purchase prices have been allocated to the net assets of the acquired entities as follows:

December 31, 2001

(In thousands)
Current assets	$307,654
Property plant and equipment	4,173,509
Non-current portion of notes receivable	736,041
Current portion of long term debt assumed	(61,268)
Other current liabilities	(99,666)
Long term debt assumed	(1,586,501)
Deferred income taxes	(149,988)
Other long term liabilities	(202,411)
Other non-current assets and liabilities	(181,473)

Total purchase price	2,935,897
Less — Cash balances acquired (excluding restricted cash)	(122,780)

Net purchase price	$2,813,117

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

      The major classes of property, plant and equipment at December 31, were as follows:

	2001	2000

	(In thousands)
Facilities and equipment	$6,863,930	$4,009,244
Land and improvements	111,368	79,190
Office furnishings and equipment	30,382	18,219
Construction in Progress	2,942,993	206,992

Total property, plant and equipment	9,948,673	4,313,645
Accumulated depreciation	(516,454)	(271,977)

Total net property, plant and equipment	9,432,219	4,041,668
Less discontinued operations	(546,360)	(235,130)

Net property, plant and equipment, continuing operations	$8,885,859	$3,806,538

NOTE 5 — INVENTORY

      Inventory, which is stated at the lower of weighted average cost or market, at December 31, consists of:

	2001	2000

	(In thousands)
Fuel oil	$89,318	$48,541
Coal	96,193	17,439
Kerosene	1,267	1,524
Spare parts	121,622	85,136
Emission credits	16,995	871
Natural gas	1,395	—
Other	4,533	21,353

Total Inventory	331,323	174,864
Less discontinued operations	(6,858)	(74)

Total inventory, continuing operations	$324,465	$174,790

NOTE 6 — INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD

      NRG Energy has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NRG Energy from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in pretax income or losses of domestic partnerships and, generally, in the net income or losses of international projects, are reflected as equity in earnings of unconsolidated affiliates.

      A summary of NRG Energy’s equity-method investments of 200 MW or more which were in operation at December 31, 2001 is as follows:

Name	Geographic Area	Economic Interest

Gladstone Power Station	Australia	37.50%
Loy Yang Power A	Australia	25.37%
Lanco Kondapalli Power	India	30.00%
MIBRAG GmbH	Europe	50.00%
ECK Generating (ECKG)	Czech Republic	44.50%
Scudder Latin American Power	Latin America	25.00%
El Segundo Power	USA	50.00%
Long Beach Generating	USA	50.00%
Encina	USA	50.00%
San Diego Combustion Turbines	USA	50.00%
Rocky Road Power	USA	50.00%
Mustang	USA	25.00%
Sabine River Works Cogeneration	USA	50.00%
Cogeneration Corp. of America	USA	20.00%

      Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method as of and for the year ended December 31, is as follows:

	2001	2000

	(In thousands)
Operating revenues	$3,070,078	$2,349,108
Costs and expenses	2,658,168	1,991,086

Net income	$411,910	$358,022

Current assets	$1,425,175	$1,000,670
Noncurrent assets	7,009,862	7,470,766

Total assets	$8,435,037	$8,471,436

Current liabilities	$1,192,630	$1,094,304
Noncurrent liabilities	4,533,168	4,306,142
Equity	2,709,239	3,070,990

Total liabilities and equity	$8,435,037	$8,471,436
NRG’s share of equity	$1,050,510	$973,261
NRG’s share of equity	$907,781	$941,578

NRG’s share of net income	$210,032	$139,364

      West Coast Power — NRG Energy has a significant investment in West Coast Power LLC, as defined by applicable SEC regulations, and accounts for its investment using the equity method. The following is summarized pretax financial information for West Coast Power:

Results of Operations

	Year ended Dec. 31

	2001	2000

	(Millions of dollars)
Operating revenues	$1,562	$875
Operating income	$345	$278
Net income	$326	$245

Financial Position

	Dec. 31

	2001	2000

	(Millions of dollars)
Current assets	$401	$322
Other assets	659	526

Total assets	$1,060	$848

Current liabilities	$138	$230
Other liabilities	269	194
Equity	653	424

Total liabilities and equity	$1,060	$848

NOTE 7 — RELATED PARTY TRANSACTIONS

      NRG Energy and Xcel Energy have entered into material transactions and agreements with one another and are expected to enter into material transactions and agreements from time to time in the future. Certain material agreements and transactions currently existing between NRG Energy and Xcel Energy are described below.

Operating Agreements

      NRG Energy has two agreements with Xcel Energy for the purchase of thermal energy. Under the terms of the agreements, Xcel Energy charges NRG Energy for certain costs (fuel, labor, plant maintenance, and auxiliary power) incurred by Xcel Energy to produce the thermal energy. NRG Energy paid Xcel Energy $7.1 million and $5.5 million in 2001 and 2000, respectively, under these agreements. One of these agreements expires on December 31, 2002 and the other expires on December 31, 2006.

      NRG Energy has a renewable 10-year agreement with Xcel Energy, expiring on December 31, 2006, whereby Xcel Energy agreed to purchase refuse-derived fuel for use in certain of its boilers and NRG Energy agrees to pay Xcel Energy a burn incentive. Under this agreement, NRG Energy received $1.6 million and $1.5 million from Xcel Energy in 2001 and 2000, respectively, and paid $2.8 million to Xcel Energy in 2001 and 2000.

Administrative Services and Other Costs

      NRG Energy has an administrative services agreement in place with Xcel Energy. Under this agreement NRG Energy reimburses Xcel Energy for certain overhead and administrative costs, including benefits administration, engineering support, accounting, and other shared services as requested by NRG Energy. In addition, NRG Energy employees participate in certain employee benefit plans of Xcel Energy as discussed in Note 11. NRG Energy reimbursed Xcel Energy in the amounts of $12.2 million and $5.9 million, during 2001 and 2000, respectively, under this agreement.

      NOTE 8 — NOTES RECEIVABLE

      Notes receivable consists primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The notes receivable as of December 31, are as follows:

	2001	2000

	(Thousands of dollars)
Central Texas Commercial Air Conditioning & Heating, Inc., due July 10, 2001, 10%	$—	$60
O’Brien Cogen II note, due 2008, non-interest bearing	553	513
Southern Minnesota-Praireland Solid Waste, note due 2003, 7%	24	34
Omega Energy, LLC, due 2004, 12.5%	4,095	3,745
Omega Energy, LLC, due 2009, 11%	1,533	1,533

	2001	2000

	(Thousands of dollars)
Audrain County, due December 2023, 10%	239,930	—
Elk River — GRE, due December 31, 2008, non-interest bearing	2,098	—
Bangor Hydro Electric, due October 1, 2002, 5.45%	737	—
SET PERC Investment, LLC, due December 31, 2005, 7%	2,497
SET Telogia Investment, LLC, due December 31, 2008, 7%	3,775	—

Notes receivable – non-affiliates	255,242	5,885
NEO notes to various affiliates due primarily 2012, prime +2%	21,087	23,277
TOSLI, various notes due 2000, LIBOR plus 4.0%, 6.56% December 31, 2000	—	207
Pacific Generation, various notes, prime +2% to 12%	—	3,368
Kladno Power (No. 2) B.V. notes to various affiliates, non-interest bearing	46,635	44,275
Termo Rio (via NRGenerating Luxembourg (No. 2) S.a.r.L, due 20 years after plant becomes operational, 19.5%	46,890	—
Saale Energie Gmbh, indefinite maturity date, 4.75%-7.79%	79,476	—
Northbrook Texas LLC, due February 2024, 9.25%	8,323	—

Notes receivable – affiliates	202,411	71,127
Saale Energia GmbH, due August 31, 2021, 13.88% (direct financing lease)	318,949	—

Total	$776,602	$77,012

      Saale Energie GmbH (SEG) has a long-term electricity supply contract with its sole customer, VEAG. SEG supplies its total available electricity capacity to VEAG. The contract has a term of 25 years. VEAG is obligated to pay on a monthly basis a price that covers 1) the availability of power supply capacity and 2) the operating costs incurred to produce electricity. During the nine months subsequent to NRG Energy’s consolidation of SEG in March 2001, approximately $56.3 million was recognized as revenue under this agreement.

NOTE 9 — DEBT AND CAPITAL LEASES

      Long-term debt and capital leases consist of the following:

	2001	2000

	(Thousands of dollars)
NRG Debt:
NRG Energy ROARS, due March 15, 2020, 7.97%	$232,960	$239,386
NRG Finance Company I LLC — Construction revolver, due May 2006, various interest rates	697,500	—
NRG Energy senior debentures (corporate units), due May 16, 2006, 6.5%	284,440	—
NRG Energy senior notes:
February 1, 2006, 7.625%	125,000	125,000
July 15, 2006, 6.75%	340,000	—
June 15, 2007, 7.50%	250,000	250,000
June 1, 2009, 7.50%	300,000	300,000
September 15, 2010, 8.25%	350,000	350,000
April 1, 2011, 7.75%	350,000	—
Nov. 1, 2013, 8.00%	240,000	240,000
April 1, 2031, 8.625%	500,000	—
NRG Debt secured solely by project assets:
COBEE, due upon demand, non-interest bearing	—	69
San Francisco Capital lease, due September, 2002, 20.8%	11	—
Timber Energy Resources, Inc., due December 2002, 7%	4,620	—
Entrade revolving line of credit, various interest rates	8,485	—
Hsin Yu Energy — Capital lease, due April, 2003, 10.25%	518	—

	2001	2000

	(Thousands of dollars)
NRG San Diego, Inc. promissory note, due June 25, 2003, 8.0%	801	1,283
Pittsburgh Thermal LP, due 2002-2004, 10.61%-10.73%	4,400	5,525
San Francisco Thermal LP, October 5, 2004, 10.61%	3,761	4,984
Cahua SA, due various dates through November 2004, various interest rates	29,106	—
Various NEO debt due 2005-2008, 9.35%	23,956	27,186
LSP Kendall Energy LLC, due September 2005, 3.15%	499,500	—
MidAtlantic Generating LLC, due October 2005, 3.56%	420,892	—
NRG McClain due December 31, 2005, 3.43%	159,885	—
Camas Power Boiler LP, unsecured term loan, due June 30, 2007, 7.65%	11,779	14,526
COBEE, due July 2007, various interest rates	51,600	—
Camas Power Boiler LP, revenue bonds, due August 1, 2007, 4.65%	9,130	9,130
NRG Brazos Valley LLC, due June 30, 2008, 3.44%	159,750	—
Cementos Energia SA, due various dates through January 2011, various interest rates	26,014	—
Hsin Yu Energy Development, due various dates through 2012, various interest rates	89,964	—
Flinders Power Finance Pty, due September 2012, 8.56%	74,886	83,820
NRG Energy Center, Inc. senior secured notes due June 15, 2013, 7.31%	62,408	65,762
LSP Energy LLC (Batesville), due 2014 and 2025, 7.16%-8.16%	321,875	—
Crockett Cogeneration LLP, due December 31, 2014, 8.13%	234,497	245,229
PERC, due 2017 and 2018, 5.2%	33,220	—
Csepeli Aramtermelo, due October 2017, 3.79%-4.85%	169,712	—
Sterling Luxembourg (No. 3) S.a.r.L., due June 30, 2019, 7.86%, LIBOR+1.31%	329,842	346,668
Saale Energie GmbH, Schkopau Capital lease, due 2021, various interest rates	311,867	—
Audrain County, MO — Capital lease, due December 2023, 10%	239,930	—
NRG South Central Generating LLC senior bonds, due various dates through September 15, 2024, various interest rates	763,500	788,750
NRG Northeast Generating LLC senior bonds, due various dates through December 15, 2024, various interest rates	610,000	700,000
Bulo Bulo, indefinite lived, non-interest bearing	18,177	—

	8,343,986	3,797,318
Less current maturities	500,154	146,469
Less discontinued operations	228,098	245,497

Total	$7,615,734	$3,405,352

Short Term Debt

      As of December 31, 2001, NRG Energy had a $500 million recourse revolving credit facility under a commitment fee arrangement that matures in March of 2002. This facility provides short-term financing in the form of bank loans and replaced an earlier facility with substantially similar terms and conditions, that matured in March 2001. At December 31, 2001, NRG Energy had $170 million outstanding under this facility. In March 2002, the revolving credit facility was terminated and was replaced with a $1.0 billion 364-day corporate-level unsecured revolving line of credit with ABN AMRO Bank N.V. as Administrative Agent. During the period ended December 31, 2001 the facility bore interest at a floating rate based on LIBOR and Prime rates throughout the period and had a weighted average interest rate of 5.89%.

      As of December 31, 2001, NRG Energy, through its wholly owned subsidiary, NRG South Central Generating LLC, had outstanding approximately $40 million under a project level, non-recourse revolving credit agreement which matures in March 2002. During the period ended December 31, 2001, the weighted average interest rate of such outstanding advances was 4.46%. The maximum available under this facility is $40 million. NRG Energy intends to renew this facility with a facility having substantially similar terms and conditions.

      In January 2001, NRG Energy entered into a bridge credit agreement with a final maturity date of December 31, 2001. Approximately $600 million was borrowed under this facility to partially finance NRG Energy’s acquisition of the LS Power generation assets. In March 2001, the bridge credit facility was repaid with proceeds from NRG Energy’s offering of common stock and equity units.

      In June 2001, NRG Energy entered into a $600 million term loan facility. The facility is unsecured and provides for borrowings of base rate loans and Eurocurrency loans. The facility terminates on June 21, 2002. As of December 31, 2001, the aggregate amount outstanding under this facility was $600 million. During the period ended December 31, 2001 the weighted average interest rate of such outstanding advances was 3.94%. NRG Energy repaid this facility in March 2002, in connection with the closing of its new $1.0 billion unsecured corporate-level revolving line of credit and the receipt of $300 million of cash from Xcel Energy.

      NRG Energy had $170 million and $63 million in outstanding letters of credit as of December 31, 2001 and 2000, respectively.

Long-term Debt and Capital Leases

      In May 2001, NRG Energy’s wholly-owned subsidiary, NRG Finance Company I LLC, entered into a $2 billion revolving credit facility. The facility will be used to finance the acquisition, development and construction of power generating plants located in the United States and to finance the acquisition of turbines for such facilities. The facility provides for borrowings of base rate loans and Eurocurrency loans and is secured by mortgages and security agreements in respect of the assets of the projects financed under the facility, pledges of the equity interests in the subsidiaries or affiliates of the borrower that own such projects, and by guaranties from each such subsidiary or affiliate. Provided that certain conditions are met that assure the lenders that sufficient security remains for the remaining outstanding loans, the borrower may repay loans relating to one project and have the liens relating to that project released. Loans that have been repaid may be re-borrowed, as permitted by the terms of the facility. The facility terminates on May 8, 2006. The facility is non-recourse to NRG Energy other than its obligation to contribute equity at certain times in respect of projects and turbines financed under the facility. As of December 31, 2001, the aggregate amount outstanding under this facility was $697.5 million. During the period ended December 31, 2001, the weighted average interest rate of such outstanding advances was 4.83%.

      As part of NRG Energy’s acquisition of the LS Power assets in January 2001, NRG Energy, through its wholly owned subsidiary, LSP Kendall Energy LLC, has acquired a $554.2 million credit facility. The facility is non-recourse to NRG Energy and consists of a construction and term loan, working capital and letter of credit facilities. As of December 31, 2001, there were borrowings totaling approximately $499.5 million outstanding under the facility at a weighted average annual interest rate of 5.12%.

      Upon the acquisition of the LS Power assets, NRG Energy assumed approximately $326 million of bonds outstanding originally issued to finance the construction of the Batesville generation plant. In May 1999, LSP Energy Limited Partnership (Partnership) and LSP Batesville Funding Corporation (Funding) issued two series of Senior Secured Bonds (Bonds) in the following total principle amounts: $150 million 7.16% Series A Senior Secured Bonds due 2014 and $176 million 8.160% Series B Senior Secured Bonds due 2025. Interest is payable semiannually on each January 15 and July 15. In March 2000, a registration statement was filed by Partnership and Funding and became effective. The registration statement was filed to allow the exchange of the Bonds for two series of debt securities (Exchange Bonds), which are in all material respects substantially identical to the Bonds. The Exchange Bonds are secured by substantially all of the personal property and contract rights of the Partnership and Funding. The Exchange Bonds are redeemable, at the option of Partnership and Funding, at any time in whole or from time to time in part, on not less than 30 nor more than 60 days prior notice to the holders of that series of Exchange Bonds, on any date prior to their maturity at a redemption price equal to 100% of the outstanding principal amount of the Exchange Bonds being redeemed and a make whole premium. In no event will the redemption price ever be less than 100% of the principal amount of the Exchange Bonds being redeemed plus accrued and unpaid interest thereon. Principal payments are payable on each January 15 and July 15 beginning July 15, 2001.

      On March 13, 2001, NRG Energy completed the sale of 11.5 million equity units for an initial price of $25 per unit. The 11.5 million equity units sold included 1.5 million units sold pursuant to the underwriters’ over-allotment option. NRG Energy received gross proceeds from the issuance of $287.5 million. Net proceeds from this issuance were $278.4 million after deducting underwriting discounts, commissions and estimated offering expenses. Each equity unit initially consists of a corporate unit comprising a $25 principal amount of NRG Energy’s senior debentures and an obligation to acquire shares of NRG Energy common stock no later than May 18, 2004 at a price ranging from between $27.00 and $32.94. Approximately $4.1 million of the gross proceeds have been recorded as additional paid in capital to reflect the value of the obligation to purchase NRG Energy’s common stock. Interest payments will be payable on the debentures quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing May 16, 2001. Interest will be payable initially at an annual rate of 6.50% of the principal amount of $25 per debenture to, but excluding, February 17, 2004, or May 18, 2004 if the interest rate is not reset three business days prior to February 17, 2004 or three business days prior to May 18, 2004, the debentures will bear interest from February 17, 2004, or May 18, 2004, as applicable, at the reset rate to, but excluding, May 16, 2006. In addition, original issued discount will accrue on the debentures. The net proceeds were used in part to reduce amounts outstanding under NRG Energy’s $600 million short-term bridge credit agreement, which was used to finance in part NRG Energy’s acquisition of LS Power generation assets.

      In March 2001, NRG Energy increased its ownership interest in PERC, which resulted in the consolidation of its equity investment in PERC. As a result, the assets and liabilities of PERC became part of the assets and liabilities of NRG Energy. Upon completion of the transaction, NRG Energy recorded approximately $37.9 million of outstanding Finance Authority of Maine (FAME) Electric Rate Stabilization Revenue Refunding Bonds Series 1998 (FAME bonds) which were issued on PERC’s behalf by FAME in June 1998. The face amount of the bonds that were initially issued was approximately $44.9 million and was used to repay the Floating Rate Demand Resource Revenue Bonds issued by the Town of Orrington, Maine on behalf of PERC. The FAME bonds are fixed rate bonds with yields ranging from 3.75% to 5.2%. The weighted average yield on the FAME bonds is approximately 5.1%. The FAME bonds are subject to mandatory redemption in annual installments of varying amounts through July 1, 2018. Beginning July 1, 2008 the FAME bonds are subject to redemption at the option of PERC at a redemption price equal to 102% through June 30, 2009, 101% for the period July 1, 2009 to June 30, 2010 and 100% thereafter, of the principal amount outstanding, plus accrued interest. The loan agreement with FAME contains certain restrictive covenants relating to the FAME bonds, which restrict PERC’s ability to incur additional indebtedness, and restricts the ability of the general partners to sell, assign or transfer their general partner interests. The bonds are collateralized by liens on substantially all of PERC’s assets.

      In April 2001, NRG Energy issued $690 million of senior notes in two tranches. The first tranche of $350 million matures in April 2011 and bears an interest rate of 7.75%. The second tranche of $340 million matures in April 2031 and bears an interest rate of 8.625%. Interest on the notes is due semi-annually each April and October. The net proceeds of the issuance were used for repayment of short-term indebtedness incurred to fund acquisitions, for investments, general corporate purposes and to provide capital for future planned acquisitions.

      On June 22, 2001, NRG MidAtlantic Generating LLC (MidAtlantic), a wholly owned subsidiary of NRG Energy, borrowed approximately $420.9 million under a five year term loan agreement (Agreement) to finance, in part, the acquisition of certain generating facilities from Conectiv. The Agreement terminates in November 2005 and provides for a total credit facility of $580 million. Interest is payable quarterly. The debt is guaranteed by MidAtlantic and its wholly owned subsidiaries. The Agreement provides for a variable interest rate at either the higher of the Prime rate or the Federal Funds rate plus 0.50%, or the London Interbank Offered Rate (LIBOR) of interest. During the period ended December 31, 2001, the weighted average interest rate for amounts outstanding under the Agreement was 4.56%. MidAtlantic is obligated to pay a commitment fee of 0.375% of the unused portion of the credit facility. The Agreement requires MidAtlantic to comply with certain covenants concerning limitations on additional borrowings, sales of assets, capital expenditures, and payment of dividends or other distributions to shareholders.

      In June 2001, in connection with NRG Energy’s acquisition of the Csepel facilities, NRG Energy assumed a non-recourse credit facility agreement that provides for borrowings of approximately $78.5 million and DEM 203.6 million. As of December 31, 2001, there exists an outstanding balance of approximately $169.7 million under this credit facility. The facility terminates in 2017 with principle payments due quarterly in varying amounts throughout the term of the agreement. Interest is payable quarterly at a variable rate.

      In June 2001, NRG Energy through its wholly owned subsidiaries, Brazos Valley Energy LP and Brazos Valley Technology LP, entered into a $180 million non-recourse construction credit facility to fund the construction of the 600 MW Brazos Valley gas-fired combined cycle merchant generation facility located in Fort Bend County, Texas. As of December 31, 2001, there exists an outstanding balance of $159.8 million under this credit agreement. The weighted average interest rate as of December 31, 2001 was 4.61%, interest is payable quarterly.

      In connection with NRG Energy’s acquisition of the COBEE facilities, NRG Energy recorded on its balance sheet approximately $56.3 million of non-recourse long-term debt that is due in 18 semi-annual installments of varying amounts beginning January 31, 1999 and ending July 31, 2007. The loan agreement provides an A Loan of up to $30 million and a B Loan of up to $45 million. Interest is payable semi-annual in arrears at a rate equal to 6-month LIBOR plus a margin of 4.5% on the A Loan and 6-month LIBOR plus a margin of 4.0% on the B Loan. The A Loan and the B Loan are collateralized by a mortgage on substantially all of COBEE’s assets.

      In August 2001, NRG Energy entered into a 364-day term loan of up to $296 million. The credit facility was structured as a senior unsecured loan and was partially non-recourse to NRG Energy. The proceeds were used to finance the McClain generating facility acquisition. In November 2001, the credit facility was repaid from the proceeds of a $181.0 million term loan and $8.0 million working capital facility entered into by NRG McClain LLC, with Westdeutsche Landesbank Girozentrale, New York branch, as agent (non-recourse to NRG Energy). The final maturity date of the facility is November 30, 2006. As of December 31, 2001, the aggregate amount outstanding under this facility was $159.9 million. During the period ended December 31, 2001, the weighted average interest rate of such outstanding borrowings was 5.07%.

      In connection with NRG Energy’s acquisition of the Audrain facilities, NRG Energy has recognized a capital lease on its balance sheet within long-term debt in the amount of $239.9 million, as of December 31, 2001. The capital lease obligation is recorded at the net present value of the minimum lease obligation payable. The lease terminates in May 2023. NRG Energy will make interest payments only over the term of the lease and no principal payments until the end of the lease term. In addition, NRG Energy has recorded in notes receivable, an amount of approximately $239.9 million, which represents its investment in the bonds that the county of Audrain issued to finance the project.

      In connection with NRG Energy’s purchase of PowerGen’s interest in Saale Energie GmbH, NRG Energy has recognized a non-recourse capital lease on its balance sheet within long-term debt in the amount of $311.9 million, as of December 31, 2001. The capital lease obligation is recorded at the net present value of the minimum lease obligation payable over the lease’s remaining period of 20 years. In addition, a direct financing lease was recorded in notes receivable in the amount of approximately $318.9 million.

      The NRG Energy Center, Inc. notes are secured principally by long-term assets of the Minneapolis Energy Center (MEC). In accordance with the terms of the note agreement, MEC is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of MEC assets, and affiliate transactions. MEC was in compliance with these covenants at December 31, 2001.

      The NRG Energy senior notes are unsecured and are used to support equity requirements for projects acquired and in development. Interest is paid semi-annually.

      The $240 million NRG Energy Senior notes due November 1, 2013 are remarketable or redeemable Security (ROARS). November 1, 2003 is the first remarketing date for these notes. Interest is payable semi-

annually on May 1, and November 1, of each year through 2003, and then at intervals and interest rates as discussed in the indenture. On the remarketing date, the notes will either be mandatorily tendered to and purchased by Credit Suisse Financial Products or mandatorily redeemed by NRG Energy at prices discussed in the indenture. The notes are unsecured debt that rank senior to all of NRG Energy’s existing and future subordinated indebtedness.

      The various NEO notes are term loans. The loans are secured principally by long-term assets of NEO Landfill Gas collection system. NEO Landfill Gas is required to maintain compliance with certain covenants primarily related to incurring debt, disposing of the NEO Landfill Gas assets, and affiliate transactions. NEO was in compliance with these covenants at December 31, 2001.

      The Camas Power Boiler LP notes are secured principally by its long-term assets. In accordance with the terms of the note agreements, Camas Power Boiler LP is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of assets, and affiliate transactions. Camas Power Boiler was in compliance with these covenants at December 31, 2001.

      The Crockett Corporation term loan is secured primarily by the long-term assets of the Crockett Cogeneration project. Crockett is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of assets and complying with the terms of the contract to sell energy, capacity and steam to Pacific Gas & Electric and its other customer. Crockett was in compliance with these covenants at December 31, 2001, but the bankruptcy of Pacific Gas & Electric, the counterparty on a material contract that provides security to the lenders, gives rise to a situation that could result in the acceleration of the loan. The Crockett partnership has been working with the lenders to resolve this issue, and it is the view of NRG Energy management that the lenders will not exercise their right to accelerate this loan.

      On February 22, 2000, NRG Northeast Generating LLC, an indirect, wholly-owned subsidiary of NRG Energy, issued $750 million of project level senior secured bonds, to refinance short-term project borrowings and for certain other purposes. The bond offering included three tranches: $320 million with an interest rate of 8.065% due in 2004, $130 million with an interest rate of 8.842% due in 2015 and $300 million with an interest rate of 9.292% due in 2024. Interest and principal payments are due quarterly. The bonds are jointly and severally guaranteed by each of NRG Northeast’s existing and future subsidiaries. The bonds are secured by a security interest in NRG Northeast’s membership or other ownership interests in the guarantors and its rights under all inter-company notes between NRG Northeast and the guarantors. In December 2000, NRG Northeast Generating LLC exchanged all of its outstanding bonds for bonds registered under the Securities Act of 1933. As of December 31, 2001, there remains $610 million of outstanding bonds.

      In March 2000, NRG Energy issued $250 million of 8.70% ROARS due March 15, 2005. Each security represents a fractional interest in the assets of an unconsolidated grantor trust that pays interest semi-annually on March 15, and September 15, of each year through 2005. The sole assets of the Trust consists of (pounds)160 million of Reset senior notes due March 15, 2020 issued by NRG Energy pursuant to the Indenture and certain other defined rights. The Reset senior notes were used principally to finance NRG Energy’s acquisition of the Killingholme facility. On March 15, 2005, these senior notes may be remarketed by Bank of America, N.A. at a fixed rate of interest through the maturity date or, at a floating rate of interest for up to one year and then at a fixed rate of interest through 2020, or redeemed by NRG Energy. Interest is payable semi-annually on these securities beginning September 15, 2000 through March 15, 2005, and then at intervals and interest rates established in the remarketing process.

      Additionally, three of NRG Energy’s foreign subsidiaries entered into a (pounds)325 million (US $517 million at March 31, 2000) secured borrowing facility agreement with Bank of America International Limited. Under this facility, the financial institutions have made available to our subsidiaries various term loans totaling (pounds)235 million (US $374 million at March 31, 2000) for purposes of financing the acquisition of the Killingholme facility and (pounds)90 million (US $143 million at March 31, 2000) of revolving credit and letter of credit facilities to provide working capital for operating the Killingholme facility. The final maturity date of the facility is the earlier of June 30, 2019, or the date on which all borrowings and commitments under the largest tranche of the term facility have been repaid or cancelled.

      In March 2000, NRG South Central Generating LLC, an indirect wholly owned subsidiary of NRG Energy, issued $800 million of senior secured bonds in a two-part offering, to finance its acquisition of the Cajun generating facilities. The first tranche was for $500 million with a coupon of 8.962% and a maturity of 2016. The second tranche was for $300 million with a coupon of 9.479% and a maturity of 2024. Interest and principal payments are due quarterly. The bonds are secured by a security interest in NRG Central U.S. LLC’s and South Central Generating Holding LLC’s membership interests in NRG South Central and NRG South Central’s membership interests in Louisiana Generating and all of the assets related to the Cajun facilities including its rights under a guarantor loan agreement and all inter-company notes between it and Louisiana Generating, and a revenue account and a debt service reserve account. In January 2001, NRG South Central Generating LLC exchanged all of its outstanding bonds for bonds registered under the Securities Act of 1933. As of December 31, 2001, there remains $763.5 million of outstanding bonds.

      In September 2000, Flinders Power Finance Pty, an Australian wholly owned subsidiary, entered into a twelve year AUD $150 million promissory note (US $81.4 million at September 2000). The interest has a fixed and variable component. At December 31, 2001, the effective interest rate was 5.89% and is paid semi annually.

      In December 2000, NRG Energy filed a shelf registration with the SEC to issue up to $1,650.0 million of an indeterminate amount of debt securities, preferred stock, common stock, depository shares, debt warrants, stock purchase contracts, stock purchase units and hybrid securities. This shelf registration includes $150 million of securities that were carried forward from NRG Energy’s previous shelf registration filed in December 1999.

      In June 2001, NRG filed a shelf registration with the SEC to sell up to $2 billion in debt securities, common and preferred stock, warrants and other securities. NRG expects to use the net proceeds of offering under the shelf for general corporate purposes, which may include the financing and development of new facilities, working capital and debt reduction. In July 2001, NRG Energy completed the sale of $500 million of unsecured senior notes under this shelf registration. The senior notes were issued in two tranches, the first tranche of $340 million of 6.75% Senior Notes is due July 2006 and the second tranche of $160 million of 8.625% Senior Notes is due April 2031. Interest payments are due semi-annually on January 15 and July 15 until maturity for the Senior Notes due 2006 and April 1 and October 1 until maturity for the Senior Notes due 2031. NRG received net proceeds from the sale of both series of notes of approximately $505.2 million, including interest on the senior notes due 2031, accrued from April 5, 2001. The net proceeds were used to repay all amounts outstanding under NRG’s revolving credit agreement and for investments and other general corporate purposes and to provide capital for planned acquisitions.

      Annual maturities of long-term debt and capital leases for the years ending after December 31, 2001 are as follows:

(Thousands of dollars)	Total

2002	$500,154
2003	159,095
2004	160,829
2005	908,435
2006	1,189,538
Thereafter	5,425,935

Total	$8,343,986

      Future minimum lease payments for capital leases included above at December 31, 2001 are as follows:

(Thousands of dollars)

2002	$69,576
2003	67,775
2004	65,985
2005	64,195
2006	62,405
Thereafter	988,420

Total minimum obligations	$1,318,356

Interest	$(766,030)

Present value of minimum obligations	552,326

Current Portion	(22,516)

Long-term obligations	$529,810

      Total accumulated amortization related to the assets recorded with respect to NRG Energy’s capital leases at December 31, 2001 was $0.

NRG Energy Credit Rating

      NRG Energy’s unsecured credit rating is BBB- from Standard & Poor’s and Baa3 from Moody’s Investors Service. In December 2001, Moody’s placed NRG Energy’s credit rating on review for potential downgrade. NRG Energy’s credit rating remains under review by Moody’s for potential downgrade.

      As of December 31, 2001, and 2000, NRG Energy’s off-balance sheet obligations pursuant to its guarantees of performance, equity and indebtedness obligations of its subsidiaries totaled approximately $721.7 million and $493 million, respectively. NRG Energy is directly liable for the obligations of certain of its project affiliates and other subsidiaries pursuant to guarantees relating to certain of their indebtedness, equity and operating obligations. In addition, in connection with the purchase and sale of fuel emission credits and power generation products to and from third parties with respect to the operation of some of NRG Energy’s generation facilities in the United States, NRG Energy may be required to guarantee a portion of the obligations of certain of its subsidiaries.

      If Moody’s or Standard & Poor’s were to downgrade NRG Energy, many of the corporate guarantees and commitments currently in place would need to be supported with letters of credit or cash collateral within 5 to 30 days.

      As of December 31, 2001, the amount of collateral required, if NRG Energy were downgraded, was approximately $960 million to satisfy certain of the above mentioned guarantees and certain obligations associated with the $2 billion construction/ acquisition revolver. Of the $960 million in collateral that could be required, approximately $200 million relates to NRG Energy’s guarantees of debt service reserve accounts required by some of its project-level financings, approximately $400 million relates to NRG Energy’s power marketing activities; and $360 million would be required to support its Contingent Equity Guarantee associated with the $2 billion Construction/Acquisition Revolver.

      Because NRG Energy places a maximum amount on its guarantees in place to support power marketing activities, and because of the relatively small number of margin accounts in place, even very large changes in market conditions would not have a material impact on the approximately $400 million of collateral that would be required for NRG Power Marketing in the event of a downgrade.

      In the event of a downgrade, NRG Energy would expect to meet its collateral obligations with cash on hand, available credit lines provided under its revolving line of credit, liquidity support from Xcel Energy and potentially from the issuance of debt into capital markets. Xcel Energy has stated its plan to infuse $600 million of equity into NRG Energy in 2002 in connection with its exchange offer and merger. Of this amount, $300 million has already been provided (March 2002) in the form of a convertible subordinated note that

Xcel Energy has said it will cancel if its exchange offer and merger are completed. If the offer and merger are not completed, Xcel Energy has said it will continue to evaluate the terms and timing of any additional investment in NRG Energy. NRG Energy’s revolving line of credit is expected to be increased from $500 million to $1 billion in March 2002. In addition, NRG Energy will maintain its $125 million letter of credit facility and plans to secure an additional $125 million credit facility for total credit facilities of $1.25 billion to be available in 2002.

      The Contingent Equity Guarantee associated with NRG Energy’s construction revolver could increase to a maximum of $850 million by the end of 2002 as NRG Energy utilizes the capacity of the Construction/ Acquisition Revolver. Therefore, the amount of collateral required by the end of 2002 could increase to $1.45 billion.

      See updated disclosures related to NRG Energy’s credit ratings in Note 25.

NOTE 10 — INCOME TAXES

      Through March 12, 2001, NRG Energy had a tax sharing agreement with its parent, Xcel Energy, that included the following significant provisions: (1) if NRG Energy, along with its subsidiaries, is in a taxable income position, NRG Energy will be currently charged with an amount equivalent to its federal income tax computed as if the group had actually filed a separate return, and (2) if NRG Energy, along with its subsidiaries, is in a tax loss position, NRG Energy will be currently reimbursed to the extent its combined losses are utilized in a consolidated return, and (3) NRG Energy will be currently reimbursed for the tax credits it generates to the extent its tax credits are utilized in a consolidated return.

      Due to the 2001 public equity offering, NRG Energy and its subsidiaries will file a federal income tax return separate from Xcel Energy for the period March 13, 2001 through December 31, 2001. This deconsolidation for tax purposes has had no material impact on current or deferred taxes recorded for NRG Energy. The provision for income taxes for the years ended December 31, consists of the following:

	2001	2000

	(Thousands of dollars)
Current
U.S.	$29,301	$89,020
Foreign	7,149	(614)

	36,450	88,406

Deferred
U.S.	31,773	31,311
Foreign	13,969	7,104

	45,742	38,415
Tax credits recognized	(48,788)	(34,083)

Total income tax expense	33,404	92,738
Less discontinued operations	(5,942)	(10,510)

Total income tax expense from continuing operations	$27,462	$82,228
Effective tax rate	10.5%	33.7%

      The components of the net deferred income tax liability at December 31 were:

	2001	2000

	(Thousands of dollars)
Deferred tax liabilities
Differences between book and tax basis of property	$491,633	$82,392
Investments in projects	30,036	29,475
Goodwill	2,116	2,015
Net unrealized gains on mark to market transactions	53,944	—
Other	8,845	10,546

Total deferred tax liabilities	$586,574	$124,428

Deferred tax assets
Deferred compensation, accrued vacation and other reserves	23,555	23,703
Development costs	5,741	13,891
Foreign tax loss carryforwards	23,630	25,063
Differences between book and tax basis of contracts	82,972	—
Other	4,940	6,129

Total deferred tax assets	140,838	68,786

Net deferred tax liability	$445,736	$55,642

      The effective income tax rates for the years ended December 31, 2001 and 2000 differ from the statutory federal income tax rate of 35% as follows:

	2001		2000

Income before income taxes	$298,608		$275,673

Tax at 35%	104,512	35.0%	96,486	35.0%
State taxes (net of federal benefit)	7,576	2.5%	29,541	10.7%
Foreign operations	(29,386)	(9.8)%	(10,692)	(3.9)%
Tax credits	(48,788)	(16.3)%	(34,083)	(12.3)%
Permanent differences, reserves, other	(510)	(0.2)%	11,486	4.2%

Income Tax Expense	$33,404	11.2%	$92,738	33.7%

Less discontinued operations	(5,942)		(10,510)

Income tax expense from continuing operations	$27,462	10.5%	$82,228	33.7%

      For the year ended December 31, 2001, income tax expense was $33.4 million, compared to an income tax expense of $92.7 million for the year ended December 31, 2000, a decrease of $59.3 million. The decrease in tax expense compared to 2000 was primarily due to increased IRC Section 29 energy credits, a reduction in the state effective tax rate, and a higher percentage of NRG’s overall earnings derived from foreign projects in lower tax jurisdictions. For the year ended December 31, 2001, NRG Energy’s overall effective tax rate was 11.2%, compared to 33.6% for the same period in 2000. For the year ended December 31, 2001, NRG Energy’s overall effective income tax rate before recognition of tax credits was 27.5% compared to 46.0%, for the same period in 2000.

      The effective income tax rate for the year ended December 31, 2000 differs from the statutory federal income tax rate of 35% primarily due to state tax, foreign tax and tax credits as shown above.

      NRG Energy intends to reinvest the earnings of foreign operations except to the extent the earnings are subject to current U.S. income taxes. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of un-remitted earnings of foreign subsidiaries of approximately $346 million and $238 million at December 31, 2001 and 2000, respectively. The additional U.S. income tax and foreign withholding tax on the un-remitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is not practicable to estimate the amount of tax that might be payable.

      See updated disclosures related to NRG Energy’s discontinued operations in Note 24.

NOTE 11 — BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS PENSION BENEFITS

      Substantially all of NRG Energy’s employees participate in defined benefit pension plans. The majority of the employees participate in Xcel Energy’s noncontributory, defined benefit pension plan which was formerly sponsored by NSP. Other employees participate in noncontributory, defined benefit pension plans that are sponsored by NRG Energy or NRG Energy affiliates. Benefits are generally based on a combination of an employee’s years of service and earnings. Some formulas also take into account Social Security benefits. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities. In addition, NRG Energy provides postretirement health and welfare benefits (health care and death benefits) for certain groups of its employees. Generally, these are groups that were acquired in recent years and for whom prior benefits are being continued (at least for a certain period of time or as required by union contracts). Cost sharing provisions vary by acquisition group and terms of any applicable collective bargaining agreements. Certain former NRG retirees are covered under the legacy Xcel plan, which was terminated for non-bargaining employees retiring after 1998 and for bargaining employees retiring after 1999.

      Xcel’s pension and other postretirement health and welfare benefit obligations and assets/(liability) at December 31, 2001 and 2000 were as follows:

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(Thousands of Dollars)
Benefit obligation at Dec. 31	$1,366,912	$1,275,815	$191,114	$170,932
Fair value of plan assets at Dec. 31	2,090,846	2,411,238	30,767	32,127
Accrued asset (liability) at Dec. 31	224,907	113,551	(90,566)	(91,165)

      NRG Energy’s net annual periodic pension cost includes the following components:

Components of Net Periodic Benefit Cost

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(Thousands of dollars)
Service cost benefits earned	$6,931	$5,769	$910	$833
Interest cost on benefit obligation	9,802	6,728	1,439	1,270
Amortization of prior service cost	427	394	(129)	(104)
Expected return on plan assets	(15,748)	(11,227)	—	—
Recognized actuarial (gain)/loss	(6,549)	(5,355)	(51)	(28)

Net periodic benefit cost (credit)	$(5,137)	$(3,691)	$2,169	$1,971

      A comparison of the pension benefit obligation and pension assets at December 31, 2001 and 2000 for all of NRG’s plans on a combined basis is as follows:

Reconciliation of Funded Status

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(Thousands of dollars)
Benefit obligation at Jan. 1	$90,572	$24,289	$18,194	$421
Service cost	6,931	5,769	910	833
Interest cost	9,802	6,728	1,439	1,270
Employee contributions	570	—	7	6
Plan amendments	1,446	—	(278)	—
Actuarial (gain)/loss	8,407	5,357	1,806	(755)
Acquisitions	31,404	52,800	3,212	16,445
Benefit payments	(6,402)	(4,371)	(107)	(26)

Benefit obligation at Dec. 31	$142,730	$90,572	$25,183	$18,194

Fair value of plan assets at Jan. 1	$171,177	$47,078	$—	$—
Actual return on plan assets	(4,424)	90,058	—	—
Employee contributions	—	—	7	6
Employer contributions	14	—	100	20
Benefit payments	(6,402)	(4,371)	(107)	(26)
Acquisitions	17,334	38,412	—	—

Fair value of plan assets at Dec. 31	$177,699	$171,177	$—	$—

Funded status at Dec. 31 – excess of assets over obligation	$35,376	$80,605	($25,183)	($18,194)
Unrecognized prior service cost	5,400	4,381	(1,497)	(1,348)
Unrecognized net gain	(65,031)	(98,874)	1,419	(2,106)

Accrued asset (liability) at Dec. 31	$(24,255)	$(13,888)	($25,261)	($21,648)

Amount Recognized in the Balance Sheet

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(Thousands of dollars)
Accrued benefit liability	$(24,255)	$(13,888)	$(25,261)	$(18,199)
Intangible asset	(1,121)	—	—	—

Net amount recognized — asset (liability)	$(25,376)	$(13,888)	$(25,261)	$(18,199)

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

Weighted-average assumption as of December 31,
Discount Rate	7.25	7.75	7.25	7.75
Expected return on plan assets	9.50	8.50	9.00	8.00
Rate of compensation increase	4.50	4.50	—	—

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost components	$304	$(217)
Effect on postretirement benefit obligation	2,620	(2,086)

      NRG Energy participates in Xcel Energy’s defined contribution 401(K) plan that covers substantially all employees. Total contributions to the plan were approximately $1.7 million and $1.1 million for the years ended December 31, 2001 and 2000, respectively.

NRG Equity Plan

      During 1998 and 1999, NRG Energy’s employees were eligible to participate in its Equity Plan (the Plan). The Plan granted, to employees, phantom equity units that were intended to simulate Stock options. Grant size was based on the participant’s position in NRG Energy and base salary. Equity unit valuations were performed annually by an outside valuation firm. The value of an equity unit was the approximate value per share of NRG Energy’s stockholder equity as of the valuation date, less the value of Xcel Energy’s (formerly NSP) equity investments. The units were awarded to employees annually at the respective year’s calculated share price (grant price). The Plan provided employees with a cash pay out for the unit’s appreciation in value over the vesting period. The Plan had a seven year vesting schedule with actual payments beginning after the end of the third year and continuing at 20% each year for the subsequent five years. During 2001 and 2000, NRG Energy recorded compensation expense of approximately $0 and $6.0 million, respectively, for the Plan.

      The Plan included a change of control provision, which allowed all shares to vest if NRG Energy’s ownership were to change. Subsequent to the completion of NRG Energy’s initial public offering in June 2000, the Plan was converted to a new stock option plan (see Note 14).

401(K) Plans

      NRG Energy also assumed several contributory, defined contribution employee savings plans as a result of its 2000 acquisition activity. These plans comply with Section 401(k) of the Internal Revenue Code and cover substantially all of our employees who are not covered by Xcel Energy’s 401(k) Plan. NRG Energy matches specified amounts of employee contributions to the plan. Employer contributions made to these plans were approximately $1.5 million and $1.1 million in 2001 and 2000, respectively.

Pension and Other Benefits — 2001 Acquisitions

      During 2001, NRG Energy acquired several generating assets and assumed benefit obligations for a number of employees associated with those acquisitions. The plans assumption included noncontributory defined benefit pension plans, matched 401(k) savings plans, and contributory post-retirement welfare plans. Of the 2001 acquisitions where these obligations were assumed, approximately 79% of such employees are represented by one local union under collective bargaining agreements, which expire on July 1, 2004. Plan liability and expense amounts for these acquisitions are included in the pension and postretirement health care amounts shown above.

Pension and Other Benefits

      NRG Energy assumed the Hsin Yu Energy Development Co., LTD. defined pension obligation upon NRG Energy’s approximate 60% acquisition of Hsin Yu Development Co. LTD during fiscal year 2001. The approximate net periodic benefit cost for the year related to this plan was $0.07 million.

      NRG Energy also assumed the pension obligation related to Killingholme due to NRG Energy’s acquisition of the gas-fired combined cycle, baseload facility in March of 2000. Pension costs relating to this plan for FY 2001 were approximately $0.5 million.

NOTE 12 — SALES TO SIGNIFICANT CUSTOMERS

      During 2001, sales to two customers accounted for 26.7% and 13.8% of total revenues from majority owned operations in 2001. During 2000, sales to two customers accounted for 22.2% and 12.2% of total revenues from majority owned operations in 2000.

NOTE 13 — FINANCIAL INSTRUMENTS

      The estimated December 31 fair values of NRG Energy’s recorded financial instruments are as follows:

	2001		2000

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Cash and Cash equivalents	$186,107	$186,107	$95,243	$95,243
Restricted cash	161,842	161,842	12,135	12,135
Notes receivable, including current portion	777,602	777,602	77,012	77,012
Long-term debt, including current portion	8,343,986	8,217,452	3,797,318	3,838,627

      For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues.

Derivative Financial Instruments

Foreign currency exchange rates

      At December 31, 2001 and 2000, NRG Energy had various foreign currency exchange instruments with combined notional amounts of $46.3 million and $8.8 million, respectively. These foreign currency exchange instruments were hedges of expected future cash flows. If the hedges had been terminated at December 31, 2001 and 2000, NRG Energy would have owed the counterparties $2.4 million and $0.7 million, respectively.

Interest rates

      At December 31, 2001 and 2000, NRG Energy had various interest-rate swap agreements with combined notional amounts of $2.4 billion and $530 million, respectively. These contracts are used to manage NRG Energy’s exposure to changes in interest rates. If these swaps had been terminated at December 31, 2001 and 2000, NRG Energy would have owed the counterparties $81.5 million and $28.9 million, respectively.

Energy related commodities

      At December 31, 2001 and 2000 NRG Energy had various energy related commodities financial instruments with combined notional amounts of $1.0 billion and $309.0 million, respectively. These financial instruments take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. These contracts are used to manage NRG Energy’s exposure to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. If these contracts were terminated at December 31, 2001 and 2000, NRG Energy would have received $224.1 million and $52.8 million from counterparties, respectively.

Credit Risk

      Management believes that NRG Energy’s exposure to credit risk due to nonperformance by the counter-parties to its hedging contracts is insignificant, based on the investment grade rating of the counterparties. Counter-parties consist principally of financial institutions and major energy companies. NRG Energy actively manages its exposure to counter-party risk. NRG Energy has an established credit policy in place to minimize overall credit risk. Important elements of this policy include ongoing financial reviews of all counterparties, established credit limits, as well as monitoring, managing and mitigating credit exposure.

Enron Bankruptcy

      During the fourth quarter of 2001, NRG Energy recorded a net after-tax expense of approximately $6.7 million related to Enron Corp.’s bankruptcy. This amount includes a $14.2 million after-tax charge to establish bad debt reserves, which was partially offset by a $7.5 million after-tax gain on a credit swap agreement entered into as part of NRG Energy’s credit risk management program. NRG Energy has fully provided for its exposure to Enron; however, as with any receivable, NRG Energy will pursue collection of all amounts outstanding through the ordinary course of business.

      In addition, an Enron subsidiary, NEPCO, is serving as the construction contractor for two greenfield development projects, the Kendall and Nelson projects (2,336 MW combined) currently under construction in Illinois. Enron guaranteed NEPCO’s obligations under the construction contracts. To date, the actual construction and engineering work on both projects has continued without disruption and NRG Energy expects the projects to achieve commercial operations on schedule. NRG Energy believes its overall construction costs for these two projects will increase by approximately $22 per kilowatt, as a result of the need to restructure the underlying construction contracts following the Enron bankruptcy.

NOTE 14 — CAPITAL STOCK

Sale of Stock

      In March 2001, NRG Energy completed the sale of 18.4 million shares of common stock for an initial price of $27 per share. The offering was completed with all 18.4 million shares of common stock being sold including the over-allotment shares of 2.4 million. NRG Energy received gross proceeds from the issuance of $496.6 million. Net proceeds from the issuance were $473.4 million after deducting underwriting discounts, commissions and estimated offering expenses. The net proceeds were used in part to reduce amounts outstanding under NRG Energy’s short-term bridge credit agreement, which was used to finance in part NRG Energy’s acquisition of the LS Power assets. At December 31, 2001, there were approximately 50,939,875 shares of common stock, and 147,605,000 shares of Class A common stock issued and outstanding.

      In June 2000, NRG Energy sold 32.4 million shares of common stock at $15 per share. Net proceeds from the offering were $453.7 million. NRG Energy has authorized capital stock consisting of 550,000,000 shares of common stock, and 250,000,000 shares of Class A common stock. At December 31, 2000, there were approximately 32,396,000 shares of common stock, and 147,605,000 shares of Class A common stock issued and outstanding.

Incentive Compensation Plan

      In June 2000, NRG Energy adopted a new incentive compensation plan (the New Stock Plan), which was approved by shareholders in June 2001 and which will be administered by a committee appointed by the Board of Directors. The New Stock Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, performance units, performance shares, or cash based awards as determined by the Board of Directors. All officers, certain other employees, and non-employee directors are eligible to participate in the plan. Nine million shares of common stock are authorized for issuance under the Stock Plan. Initially, only stock option grants will be made to certain officers, independent directors and employees under the plan.

      Each new option granted is valued at the fair market value per share at date of grant. The difference between the option price and the market value of the stock at the date of grant, if any, of each option on the date of grant is recorded as compensation expense over a vesting period. Options granted prior to June 2001 vest over a period of five years, with 25% vesting in each of the years two through five and generally expire ten years from the date of grant. Options granted in June 2001 and subsequently, vest over a four year period, with 25% vesting each year and generally expire ten years from the date of grant. The board’s independent directors’ options vested immediately upon being granted. The average exercise price of vested options at December 31, 2001 and 2000 was $14.39 and $9.51, respectively, all of which were granted in replacement of units previously outstanding under the equity plan. Compensation expense related to options granted totaled $1.9 million and $7.3 million, for the year ended December 31, 2001 and 2000, respectively.

      At December 31, 2000, no employee stock options were exercisable. Other options currently granted under the equity plan will fully vest periodically and become exercisable through the year 2005 at prices ranging from $5.75 to $17.25. Stock option transactions were (shares in thousands):

		Weighted-
		Average
		Exercise
	Shares	Price

Outstanding at January 1, 2000	—	$—
Granted	4,304	9.51
Exercised	—	—
Canceled or expired	—	—
Other, contingent share issuance	—	—

Outstanding at December 31, 2000	4,304	9.51

Exercisable December 31, 2000	—	$—

Outstanding at January 1, 2001	4,304	$9.51
Granted	3,437	20.19
Exercised	(145)	6.97
Canceled or expired	(169)	14.66
Other, contingent share issuance	—	—

Outstanding at December 31, 2001	7,427	14.39

Exercisable at December 31, 2001	1,368	$7.45

      The following table summarizes information about stock options outstanding at December 31, 2001 (in thousands of shares):

		Options Outstanding		Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Total	Life	Exercise	Total	Exercise
Range of exercise prices	outstanding	(In Years)	Price	Exercisable	Price

$ 3.18 – $ 6.36	635	1.7	$5.75	329	$5.75
$ 6.36 – $ 9.54	2,371	5.0	8.14	1,024	7.77
$ 9.54 – $15.90	2,211	9.1	14.43	—	—
$15.90 – $19.08	62	9.4	17.77	—	—
$19.08 – $22.26	36	9.5	21.45	—	—
$22.26 – $25.44	2,050	9.3	23.49	15	22.95
$25.44 – $28.62	2	8.6	25.62	—	—
$28.62 – $31.80	60	9.2	31.80	—	—

Total	7,427	7.2	$14.39	1,368	$7.45

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2001 and 2000.

	2001	2000

Dividends per year	—	—
Expected volatility	60.54	50.26
Risk-free interest rate	5.47	5.01
Expected life (years)	7	7

      Using the Black-Scholes option-pricing model, the weighted-average fair value of NRG Energy’s stock options granted for 2001 and 2000 is $13.26 and $14.38 per share, respectively.

      NRG Energy accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which, no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), NRG Energy’s net income and per share amounts would have approximated the following pro forma amounts for the years ended December 31:

		2001	2000

Net income	As reported	$265,204	$182,935
	Pro Forma	$260,404	182,279
Earnings per share data:
Basic earnings per share	As reported	$1.36	$1.10
	Pro Forma	1.34	1.10
Diluted earnings per share	As reported	1.35	1.10
	Pro Forma	1.33	1.09

      The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for the years ended December 31, 2001 and 2000 are not likely to be representative of the pro forma effects on net income and earnings per share in future years for the following reasons: 1) the number of future shares to be issued under this plan is not known, 2) the effect of an additional year of vesting no options granted in prior years is not considered in the assumptions as of December 31, 2001 and 3) the assumptions used to determine the fair value can vary significantly.

NOTE 15 — EARNINGS PER SHARE

      Basic earnings per common share were computed by dividing net income by the weighted average number of Class A common stock and common stock shares outstanding during each year. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period. The dilutive effect of the potential exercise of outstanding options to purchase shares of common stock is calculated using the treasury stock method. The dilutive effect of the issuance of common stock in the future due to the outstanding warrants (11.5 million shares) to buy NRG Energy common stock issued in connection with NRG Energy’s Corporate Units issuance in March 2001 is calculated using the treasury stock method. The reconciliation of basic earnings per common share to diluted earnings per share is shown in the following table (in thousands, except per share data):

	FOR THE YEARS ENDED DECEMBER 31,

	2001			2000

			Per Share			Per Share
	Income	Shares	Amount	Income	Shares	Amount

Basic earnings per share
Income before extraordinary items	$265,204	194,929	$1.36	$182,935	165,861	$1.10
Effect of dilutive securities:
Stock options	—	1,510	$(0.01)	—	1,128	—

Diluted earnings per share	$265,204	196,439	$1.35	$182,935	166,989	$1.10

      As of December 31, 2001 and 2000, 2,077,180 and 2,700, respectively, have been excluded from the dilutive calculation above as their exercise price exceeded the average fair market value of NRG Energy’s common stock.

      See updated disclosures related to NRG Energy’s discontinued operations in Note 24.

NOTE 16 — CASH FLOW INFORMATION

      Detail of supplemental disclosures of cash flow and non-cash investing and financing information was:

	2001	2000

	(Thousands of dollars)
Interest paid (net of amount capitalized)	$385,885	$248,325
Taxes paid/(refunds)	$57,055	$20,923

Detail of businesses and assets acquired:
Current assets (including restricted cash)	$184,874	$97,970
Fair value of non-current assets	4,779,530	1,896,113
Liabilities assumed, including deferred taxes	(2,151,287)	(81,126)

Cash paid net of cash acquired	$2,813,117	$1,912,957

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

      NRG Energy leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2010. Rental expense under these operating leases was $9.7 million and $2.3 million in 2001 and 2000, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2001 are as follows:

(Thousands of
dollars)

2002	$10,742
2003	9,844
2004	9,267
2005	8,355
2006	7,956
Thereafter	41,615

Total	$87,779

Capital Commitments

      NRG Energy’s management expects future capital expenditures related to projects listed below, as well as construction and the purchase of turbines, to total approximately $7.5 billion in the years 2002 through 2006. NRG Energy anticipates funding its ongoing capital requirements through the issuance of debt, equity and equity like instruments, preferred stock and operating cash flows. See updated disclosures related to NRG Energy’s capital commitments in Note 25.

      NRG Energy has contractually agreed to the monetization of certain tax credits generated from landfill gas sales through the year 2007.

      FirstEnergy. In November 2001, NRG Energy signed purchase agreements to acquire or lease four coal-fired generating facilities totaling approximately 2,535 MW and two ash disposal sites from subsidiaries of FirstEnergy Corporation. The four generating facilities are located in Ohio, along the shore of Lake Erie, and are the approximately 376 MW Ashtabula facility in Ashtabula, Ohio, the approximately 249 MW Lake Shore facility in downtown Cleveland, the approximately 1,262 MW Eastlake facility near Cleveland and the approximately 648 MW Bay Shore facility near Toledo. NRG Energy is also acquiring all of the equity interests in Bay Shore Power Company, which is a subsidiary of FirstEnergy and the owner of a 136 MW petroleum coke-fired steam generating project currently undergoing testing and commissioning on the Bay Shore facility site. NRG Energy is working to close these acquisitions in the second quarter of 2002. In connection with the acquisition of these facilities, NRG Energy is entering into a Transition Power Purchase Agreement with FirstEnergy, pursuant to which NRG Energy will supply to FirstEnergy approximately 95%

of the output from the facilities through 2005. See updated disclosures related to the status of NRG Energy’s purchase agreements with FirstEnergy in Note 25.

      Conectiv. In June 2001, NRG Energy extended purchase agreements that were entered into with a subsidiary of Conectiv to acquire 794 MW of coal and oil-fired electric generating capacity and other assets in New Jersey and Pennsylvania, including an additional 66 MW of the Conemaugh Generating Station and an additional 42 MW of the Keystone Generating Station. By their terms these purchase agreements became terminable by either party after February 28, 2002, and on April 1, 2002 NRG Energy exercised its right to terminate the agreements.

California Liquidity Crisis

      NRG Energy’s California generation assets include a 57.67% interest in Crockett Cogeneration, a 39.5% interest in the Mt. Poso facility and a 50% interest in the West Coast Power partnership with Dynegy.

      In March 2001, the California PX filed for bankruptcy under Chapter Eleven of the Bankruptcy Code, and in April 2001, Pacific Gas & Electric Company (PG&E) also filed for bankruptcy under Chapter Eleven. PG&E’s filing delayed collection of receivables owed to the Crockett facility. In September 2001, PG&E filed a proposed plan of reorganization. Under the terms of the proposed plan, which is subject to challenge by interested parties, unsecured creditors such as NRG Energy’s California affiliates would receive 60% of the amounts owed upon approval of the plan. The remaining 40% would be paid in negotiable debt with terms from 10 to 30 years. The California Power Exchange’s (PX) ability to repay its debt is dependent on the extent to which it receives payments from PG&E and SCE. On December 21, 2001, the California bankruptcy court affirmed the Crockett Power Purchase Agreement (it had previously affirmed Mt. Poso’s agreement) with PG&E and, in respect of the Crockett Power Purchase Agreement, approved a twelve-month repayment schedule of all past due amounts totaling $49.6 million, plus interest. The first payment of $6.2 million, including accrued interest, was received on December 31, 2001.

      NRG Energy’s share of the net amounts owed to West Coast Power by the California ISO and PX totaled approximately $85.1 million as of December 31, 2001 compared to $101.8 million at December 31, 2000. These amounts reflect NRG Energy’s share of (a) total amounts owed to West Coast Power less (b) amounts that are currently treated as disputed revenues and are not recorded as accounts receivable in the financial statements of West Coast Power LLC, and reserves taken against accounts receivable that have been recorded in the financial statements. The decrease is primarily attributed to cash collections from the California ISO during the fourth quarter of 2001.

Contractual Commitments

      In connection with the acquisition of certain generating facilities NRG Energy entered into various long-term transition agreements and standard offer agreements that obligated NRG Energy to provide its customers, primarily the previous owners of the acquired facilities, with a certain portion of the energy and capacity output of the acquired facilities.

      During 1999, NRG Energy acquired the Huntley and Dunkirk generating facilities from Niagara Mohawk Power Corporation (NiMo). In connection with this acquisition, NRG Energy entered into a 4-year agreement with NiMo that requires NRG Energy to provide to NiMo pursuant to a predetermined schedule fixed quantities of energy and capacity at a fixed price.

      During 1999, NRG Energy acquired certain generating facilities from Connecticut Light and Power Company (CL&P). NRG also entered into a 4-year standard offer agreement that requires NRG Energy to provide to CL&P a portion of its load requirements through the year 2003 at a substantially fixed rate.

      During 2000, NRG Energy acquired the non-nuclear generating assets of Cajun Electric. Upon acquisition of the facilities, NRG Energy entered into various long-term power purchase agreements with the former customers of Cajun Electric, primarily distribution cooperatives and municipalities. These agreements specify that NRG Energy provide these customers with all requirements necessary to satisfy the energy and capacity needs of their retail load.

      Also during 2000, NRG Energy acquired the Killingholme generating facilities from National Power plc. In connection with this acquisition, NRG Energy entered into certain agreements to provide the natural gas to operate the facility which generally sells its power into the spot market. NRG Energy has entered into two gas purchase agreements, the first being a 5-year agreement that provides approximately 30% of the generating facilities natural gas requirements and the second agreement being a 10-year agreement that provides approximately 70% of the generating facilities natural gas requirements. NRG Energy has also entered into a 5-year fixed price agreement to resell up to 15% of the gas it has contracted for at a slightly higher price.

      Also during 2000, NRG Energy acquired the Flinders Power operations in South Australia. Upon the closing of the acquisition, NRG Energy assumed a gas purchase and sales agreement relating to the Osborne generating plant with a remaining life of 18-years. These agreements require NRG Energy to purchase a specified quantity of natural gas from a third party supplier at a fixed price for 18-years and resell the natural gas to Osborne at a fixed price for 13-years. The sales price is substantially lower than the purchase price. NRG Energy has recorded the liability associated with this out of the market contract in the amount of approximately $66 million in other long-term obligations and deferred income on its balance sheet. In addition, NRG Energy has entered into a contract for differences agreement which provides for the sale of energy into the South Australian power pool through the year 2002. The agreement provides for a swap of the variable market price to a fixed price.

      During 2001, NRG Energy acquired a portfolio of projects located in Delaware, Maryland and Pennsylvania from Conectiv. Upon closing of the acquisition, NRG Energy assumed a power purchase agreement. This agreement, which is not project specific, requires NRG Energy to deliver and Conectiv to purchase 500 MW of electric energy around the clock at a specified price through 2005. The sales price of the contracted electricity was substantially lower than the fair value that the electricity on the merchant market at the date of acquisition. NRG Energy has recorded the liability associated with the out of market contract on the balance sheet in the amount of approximately $89.4 million as of December 31, 2001. Approximately $45.1 million is recorded in other current liabilities and approximately $44.3 million in other long-term obligations and deferred income. The difference will be amortized into income over the life of the agreement.

Environmental Regulations

      As part of acquiring existing generating assets, NRG Energy has inherited environmental liabilities. Generally, potential liabilities are identified and researched during due diligence processes and funds are reserved in the financial pro forma to address them as circumstances dictate. Often, potential implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities (i.e., events of September 11th, 2001), or (e) selection of a less expensive compliance option than originally envisioned. The following paragraphs present an update on capital investments associated with existing environmental liabilities.

West coast region

      Environmental expenditures at the Encina Generating Station include the installation of Selective Catalytic Reduction (SCR) emission control technology on all five units. These SCRs are mandated by the San Diego County Air Pollution Control District Rule 69 and by the December 13, 2001 Rule 69 Regular Variance Order 3732. Units 4 & 5 were retrofit with SCRs beginning in late 2001 and scheduled to end in spring 2002. SCR emission control installations on Units 1, 2 & 3 are scheduled to be phased in beginning in fall 2002 and ending in spring 2003. The cost for all five SCR retrofits is estimated at approximately $39 million.

Northeast region

      The total budgeted capital expenditures during the first 5 years of the Con-Ed, NIMO, Somerset and CLP assets acquired by NRG Energy were in the range of $60 million dollars. During the years 1999-2001, NRG Energy recorded approximately $4 million of expenditures on environmental matters related to inherited liabilities associated with these assets. These expenditures were incurred as a result of moving forward with efforts to address NRG Energy’s inherited remedial obligations, studies related to establishing strategies for complying with the NOX budget program, and other matters required as part of consent orders transferred to NRG Energy as part of acquisition packages. As the company progresses in its negotiations to close out consent order issues, an increased rate of expenditure is anticipated. NRG Energy estimates approximately $7.5 million to close out the remaining issues associated with remedial investigations/clean-ups at Somerset, Arthur Kill, Astoria, Middletown, Norwalk Harbor, Devon, and Montville. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. As of December 31, 2001 and 2000, NRG Energy has established such accruals in the amount of approximately $5.0 million and $6.0 million, respectively. NRG Energy has not used discounting in determining its accrued liabilities for environmental remediation and no claims for possible recovery from third party issuers or other parties related to environmental costs have been recognized in NRG Energy’s consolidated financial statements. NRG Energy adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information. During the years 2001 and 2000, NRG Energy recorded expenses of approximately $15.3 million and $3.4 million of expenditures related to environmental matters, respectively.

      The balance of the estimated $60 million in capital expenditures over the next five years is most notably for landfill construction, installation of NOX controls, installation of best available technology for minimizing environmental impacts associated with impingement and entrainment of fish and larvae, particulate matter control improvements, and spill prevention controls.

Mid-Atlantic region

      Capital expenditures over the next five years related to resolving environmental concerns at the Indian River Generating Station are centered around possible closure of the existing landfill and construction of a new cell(s) to replace it, possible addition of a cooling tower, and the addition of controls to reduce NOX emissions. Currently, cost estimates for addressing the first two items vary widely with NRG Energy’s success in selling ash and in NRG Energy’s negotiations with the Delaware Natural Resources and Environment Commission (DNREC). If ash sales are poor, it is estimated that NRG Energy could spend up to $11 million over the five-year timeframe to close/construct sections of the landfill; if sales are robust, expenditures related to closure/construction are expected to be minimal. In the unlikely event NRG Energy is unable reach agreement with DNREC on extension of a variance, NRG Energy estimates a $40 million cooling tower could be required; if negotiations are successful, a cooling tower can be avoided.

      NRG Energy has also budgeted funds for installation of NOX controls at both the Indian River and Vienna Generating Stations.

South Central region

      Approximately $35 million over the next five years has been budgeted for the addition of NOX controls to Units 1-3 at Big Cajun II; $5-10 million over the same time period is for NOX controls on the steam boilers at Big Cajun I. Approximately $4-5 million will be spent over the next two years to reduce particulate matter emissions during start-up of the Big Cajun II boilers and $3-5 million for expanding the existing bottom ash pond at the Big Cajun II plant site.

North Central region

      No capital expenditures related to environmental liabilities have been budgeted at this time.

Legal Issues

New York Environmental Litigation

      In January 2002 the New York Attorney General and the New York Department of Environmental Control filed suit in the western district of New York against NRG Energy and Niagara Mohawk Power Corporation, the prior owner of the Huntley and Dunkirk facilities in New York. The lawsuit relates to physical changes made at those facilities prior to NRG Energy’s assumption of ownership. The complaint alleges that these changes represent major modifications undertaken without the required permits having been obtained. Although NRG Energy has a right to indemnification by the previous owner for fines, penalties, assessments and related losses resulting from the previous owner’s failure to comply with environmental laws and regulations, NRG Energy could be enjoined from operating the facilities if the facilities are found not to comply with applicable permit requirements.

      In July 2001, Niagara Mohawk Power Corporation filed a declaratory judgment action in the Supreme Court for the State of New York, County of Onondaga, against NRG Energy and its wholly-owned subsidiaries, Huntley Power LLC and Dunkirk Power LLC. Niagara Mohawk Power Corporation requests a declaration by the Court that, pursuant to the terms of the Assets Sales Agreement under which NRG Energy purchased the Huntley and Dunkirk generating facilities from Niagara Mohawk (the ASA), defendants have assumed liability for any costs for the installation of emissions controls or other modifications to or related to the Huntley or Dunkirk plants imposed as a result of violations or alleged violations of environmental law. Niagara Mohawk Power Corporation also requests a declaration by the Court that, pursuant to the ASA, defendants have assumed all liabilities, including liabilities for natural resource damages, arising from emissions or releases of pollutants from the Huntley and Dunkirk plants, without regard to whether such emissions or releases occurred before, on or after the closing date for the purchase of the Huntley and Dunkirk plants. NRG Energy has counterclaimed against Niagara Mohawk Power Corporation, and the parties have exchanged discovery requests.

California Litigation

      NRG Energy and other power generators and power traders have been named as defendants in certain private plaintiff class actions filed in the Superior Court of the State of California for the County of San Diego in San Diego, California in November 2000 (Pamela R. Gordon v. Reliant Energy, Inc., et al. and Ruth Hendricks v. Dynegy Power Marketing Inc., et al). NRG Energy has also been named in another suit filed in January 2001 in San Diego County and brought by three California water districts, as consumers of electricity (Sweetwater Authority v. Dynegy, Inc., et al.), and in two suits filed in San Francisco County, one brought by the San Francisco City Attorney on behalf of the people of the State of California (The People of the State of California v. Dynegy Power Marketing, Inc., et al.) and one brought by Pier 23 Restaurant as a class action (Pier 23 Restaurant v. PG&E Energy Trading, et al.). Certain NRG Energy affiliates in NRG Energy’s West Coast power partnership with Dynegy (Cabrillo I and II, Long Beach Generation and El Segundo Power) have been named as defendants in a state court action in Los Angeles County (Bustamonte v. Dynegy, Inc., et al.).

      Although the complaints contain a number of allegations, the basic claim is that, by underbidding forward contracts and exporting electricity to surrounding markets, the defendants, acting in collusion, were able to drive up wholesale prices on the Real Time and Replacement Reserve markets, through the Western Coordinating Council and otherwise. The complaints allege that the conduct violated California antitrust and unfair competition laws. NRG Energy does not believe that it has engaged in any illegal activities, and intends to vigorously defend these lawsuits. These six civil actions brought against NRG Energy and other power generators and power traders in California have been consolidated and assigned to the presiding judge of the San Diego County Superior Court, and a pre-trial conference has been scheduled for March 2002. While these cases are in too preliminary a stage to speculate on their outcome, if they were ultimately resolved adversely to the defendants it could have a material adverse effect on NGR Energy’s results of operations and financial condition.

NOTE 18 — SEGMENT REPORTING

      NRG Energy conducts its business within six segments: Independent Power Generation in North America, Independent Power Generation outside North America (Europe, Asia Pacific and Other Americas regions), Alternative Energy and Thermal projects. NRG Energy’s Revenues from majority owned operations attributable to Europe and Asia Pacific primarily relate to operations in the United Kingdom and Australia, respectively. These segments are distinct components with separate operating results and management structures in place. The “Other” category includes operations that do not meet the threshold for separate disclosure and corporate charges (primarily interest expense) that have not been allocated to the operating segments.

	POWER GENERATION

				OTHER
	NORTH AMERICA	EUROPE	ASIA PACIFIC	AMERICAS

	(Thousands of dollars)
2001
Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$1,835,221	$490,885	$239,085	$34,690
Inter-segment revenues	—	—	—	—
Equity in earnings of unconsolidated affiliates	187,579	31,977	13,228	3,886

Total operating revenues and equity earnings	2,022,800	522,862	252,313	38,576

Operating Income	563,584	113,038	22,252	12,608

Net Income	$261,317	$64,345	$12,427	$1,381

	ALTERNATIVE
	ENERGY	THERMAL	OTHER	TOTAL

Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$77,629	$108,319	$10,920	$2,796,749
Inter-segment revenues	1,859	—	—	1,859
Equity in earnings of unconsolidated affiliates	(26,638)	—	—	210,032

Total operating revenues and equity earnings	52,850	108,319	10,920	3,008,640

Operating Income	(25,688)	18,666	10,362	714,822

Net Income (Loss)	$35,013	$10,219	$(119,498)	$265,204

      Total assets as of December 31, 2001, for North America, Europe, Asia Pacific and Other Americas total $9.6 billion, $1.9 billion, $882 million and $508 million, respectively.

	POWER GENERATION

				OTHER
	NORTH AMERICA	EUROPE	ASIA PACIFIC	AMERICAS

	(Thousands of dollars)
2000
Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$1,578,706	$197,718	$94,681	$291
Inter-segment revenues	—	—	—	—
Equity in earnings of unconsolidated affiliates	138,655	9,098	3,456	5,704

Total operating revenues and equity earnings	1,717,361	206,816	98,137	5,995

Operating Income	596,919	32,573	6,297	2,268

Net Income	$241,846	$9,706	$9,343	$3,607

	ALTERNATIVE
	ENERGY	THERMAL	OTHER	TOTAL

Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$39,379	$87,802	$17,789	$2,016,366
Inter-segment revenues	2,256	—	—	2,256
Equity in earnings of unconsolidated affiliates	(17,300)	(249)	—	139,364

Total operating revenues and equity earnings	24,335	87,553	17,789	2,157,986

Operating Income (Loss)	(28,898)	20,303	(56,389)	573,073

Net Income (Loss)	$14,637	$7,590	$(103,794)	$182,935

      Total assets as of December 31, 2000, for North America, Europe, Asia Pacific and Other Americas total $4.4 billion, $828 million, $599 million and $141 million, respectively.

      All operating revenues are from external customers located in the United States except $764.7 million and $292 million of revenues in 2001 and 2000, respectively, which came from external customers outside of the United States. NRG Energy’s equity in earnings of unconsolidated affiliates, primarily independent power projects, includes $54.1 million in 2001 and $19.2 million in 2000 from non-regulated projects located outside of the United States. NRG Energy’s investments in affiliates outside of the United States were $519 million in 2001 and $566 million in 2000. In addition, NRG Energy’s majority owned foreign assets of $2.8 billion in 2001 and $796 million in 2000, contributed earnings of $49.2 million in 2001 and $30.1 million in 2000.

      See updated disclosures related to NRG Energy’s discontinued operations in Note 24.

NOTE 19 — JOINTLY OWNED PLANTS

      On March 31, 2000, NRG Energy acquired a 58% interest in the Big Cajun II, Unit 3 generation plant. Entergy Gulf States owns the remaining 42%. Big Cajun II, Unit 3 is operated and maintained by Louisiana Generating pursuant to a joint ownership participation and operating agreement. Under this agreement, Louisiana Generating and Entergy Gulf States are each entitled to their ownership percentage of the hourly net electrical output of Big Cajun II, Unit 3. All fixed costs are shared in proportion to the ownership interests. Fixed costs include the cost of operating common facilities. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy’s income statement includes its share of all fixed and variable costs of operating the unit. NRG Energy’s 58% share of the original cost included in Property, Plant and Equipment and construction in progress at December 31, 2001 and 2000, was $179.6 million and $179.1 million, respectively. The corresponding accumulated depreciation and amortization at December 31, 2001 and 2000, was $7.8 million and $3.4 million, respectively.

      In August 2001, NRG Energy completed the acquisition of a 77% interest in the 520 MW gas fired electric generating facility located in McClain County, Oklahoma from Duke energy North America LLC (McClain generating facility). The remaining 23% of the McClain generating facility is owned and operated by the Oklahoma Municipal Power Authority (OMPA) pursuant to a joint ownership and operating agreement. Under this agreement, NRG McClain LLC operates the facility and NRG Energy and OMPA are entitled to their ownership ratio of the net available output of the McClain facility. All fixed costs are shared in proportion to the ownership interests. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy’s income statement includes its share of all fixed and variable costs of operating the facilities. NRG Energy’s 77% share of the original cost included in Property, Plant and Equipment and construction in progress at December 31, 2001 was $276.6 million. The corresponding accumulated depreciation and amortization at December 31, 2001, was $3.1 million.

      In June 2001, NRG Energy completed the acquisition of an approximately 3.7% interest in both the Keystone and Conemaugh coal-fired generating facilities. The Keystone and Conemaugh facilities are located near Pittsburgh, Pennsylvania and are jointly owned by a consortium of energy companies. NRG Energy purchase its interests from Conectiv, Inc. Keystone and Conemaugh are operated by GPU Generation, Inc. which sold its assets and operating responsibilities to Sithe Energies. Keystone and Conemaugh both consist of two operational coal-fired steam power units with a combined net output of 1,700 MW, four diesel units with a combined net output of 11 MW and an on-site landfill. The units are operated pursuant to a joint ownership participation and operating agreement. Under this agreement each joint owner is entitled to its ownership ratio of the net available output of the facility. All fixed costs are shared in proportion to the ownership interests. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy’s income statement includes its share of all fixed and variable costs of operating the facilities. NRG Energy’s 3.70% and 3.72% share of the Keystone and Conemaugh facilities original cost included in Property, Plant and Equipment and construction in progress at December 31, 2001 was $52.9 million and $60.9 million, respectively. The corresponding accumulated depreciation and amortization at December 31, 2001, for Keystone and Conemaugh was $1.3 million and $1.5 million, respectively.

NOTE 20 — DECOMMISSIONING FUNDS

      NRG Energy is required by the State of Louisiana Department of Environmental Quality (“DEQ”) to rehabilitate NRG Energy’s Big Cajun II ash and wastewater impoundment areas, subsequent to the Big Cajun II facilities’ removal from service. On July 1, 1989, a guarantor trust fund (the “Solid Waste Disposal Trust Fund”) was established to accumulate the estimated funds necessary for such purpose. Approximately $1.1 million was initially deposited in the Solid Waste Disposal Trust Fund in 1989, and $116,000 has been funded annually thereafter, based upon an estimated future rehabilitation cost (in 1989 dollars) of approximately $3.5 million and the remaining estimated useful life of the Big Cajun II facilities. Cumulative contributions to the Solid Waste Disposal Trust Fund and earnings on the investments therein are accrued as a decommissioning liability. At December 31, 2001 and 2000, the carrying value of the trust fund investments and the related accrued decommissioning liability was approximately $4.3 million and $3.9 million, respectively. The trust fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.

NOTE 21 — ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Instruments and Hedging Activity

      On January 1, 2001, NRG Energy adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires NRG Energy to record all derivatives on the balance sheet at fair value. Changes in the fair value of non-hedge derivatives will be immediately recognized in earnings. Changes in fair values of derivatives accounted for as hedges will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income (OCI) until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value will be immediately recognized in earnings. NRG Energy also formally assesses both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all components of each derivative’s gain or loss unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

      SFAS No. 133 applies to NRG Energy’s long-term power sales contracts, long-term gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. SFAS No. 133 also applies to various interest rate swaps used to mitigate the risks associated with movements in interest rates and foreign exchange contracts to reduce the effect of fluctuating foreign currencies on foreign denominated investments and other transactions. At December 31, 2001, NRG Energy had various commodity contracts extending through December 2003, and several fixed-price gas and electricity purchase contracts extending through 2018.

Accumulated Other Comprehensive Income

      The following table summarizes the effects of SFAS No. 133 on NRG Energy’s Other Comprehensive Income balance as of December 31, 2001:

	ENERGY	INTEREST	FOREIGN
	COMMODITIES	RATE	CURRENCY	TOTAL

	(Gains/(Losses) in $ thousands)
OCI balance at December 31, 2000	$—	$—	$—	$—
Initial adoption of SFAS No. 133	(6,567)	(16,064)	—	(22,631)
Unwound from OCI during period:
- due to unwinding of previously deferred amounts	(25,789)	662	(167)	(25,294)
Mark to market of hedge contracts	167,224	(46,002)	(2,196)	119,026

OCI balance at December 31, 2001	$134,868	$(61,404)	$(2,363)	$71,101

Gains/(Losses) expected to unwind from OCI during next 12 months	$24,157	$(7,636)	$(2,196)	$14,325

      The adoption of SFAS No. 133 on January 1, 2001, resulted in an after-tax unrealized loss of $22.6 million recorded to OCI related to previously deferred net losses on derivatives designated as cash flow hedges. During the year ended December 31, 2001, NRG Energy reclassified gains of $25.3 million from OCI to current-period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the year ended December 31, 2001, NRG Energy recorded an after-tax gain in OCI of approximately $119.0 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 as of December 31, 2001 was an unrecognized gain of approximately $71.1 million. NRG Energy expects $14.3 million of the deferred net gains on derivative instruments accumulated in OCI to be recognized as earnings during the next twelve months.

Statement of Operations

      The following tables summarize the effects of SFAS No. 133 on NRG Energy’s statement of operations for the period ended December 31, 2001:

	ENERGY	FOREIGN
	COMMODITIES	CURRENCY	TOTAL

	(Gains/(Losses) in $ thousands)
Revenue from majority owned subsidiaries	$(8,138)	$—	$(8,138)
Equity in earnings of unconsolidated subsidiaries	4,662	—	4,662
Cost of operations	17,556	—	17,556
Other income	—	252	252

Total Statement of Operations impact before tax	$14,080	$252	$14,332

Energy related commodities

      NRG Energy is exposed to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, NRG Energy enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. Certain of these transactions have been designated as cash flow hedges. NRG Energy has accounted for these derivatives by recording the effective portion of the cumulative gain or loss on the derivative instrument as a component of OCI in shareholders’ equity. NRG Energy recognizes deferred gains and losses into earnings in the same period or periods during which the hedged transaction affects earnings. Such reclassifications are included on the same line of the statement of operations in which the hedged item is recorded.

      No ineffectiveness was recognized on commodity cash flow hedges during the period ended December 31, 2001.

      NRG Energy’s pre-tax earnings for the year ended December 31, 2001 were increased by an unrealized gain of $14.1 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

      During the year ended December 31, 2001, NRG Energy reclassified gains of $25.8 million from OCI to current-period earnings and expects to reclassify an additional $24.2 million of deferred gains to earnings during the next twelve months on energy related derivative instruments accounted for as hedges.

Interest rates

      To manage interest rate risk, NRG Energy has entered into interest-rate swaps that effectively fix the interest payments of certain floating rate debt instruments. Interest-rate swap agreements are accounted for as cash flow hedges. The effective portion of the cumulative gain or loss on the derivative instrument is reported as a component of OCI in shareholders’ equity and recognized into earnings as the underlying interest expense is incurred. Such reclassifications are included on the same line of the statement of operations in which the hedged item is recorded.

      No ineffectiveness was recognized on interest rate cash flow hedges during the period ended December 31, 2001.

      During the year ended December 31, 2001, NRG Energy reclassified losses of $0.7 million from OCI to current-period earnings and expects to reclassify $7.6 million of deferred losses to earnings during the next twelve months on interest rate swaps accounted for as hedges.

Foreign currency exchange rates

      To preserve the U.S. dollar value of projected foreign currency cash flows, NRG Energy may hedge, or protect those cash flows if appropriate foreign hedging instruments are available.

      No ineffectiveness was recognized on foreign currency cash flow hedges during the period ended December 31, 2001.

      NRG Energy’s pre-tax earnings for the year ended December 31, 2001 were increased by an unrealized gain of $0.3 million associated with foreign currency hedging instruments not accounted for as hedges in accordance with SFAS No. 133.

      During the year ended December 31, 2001, NRG Energy reclassified gains of $0.2 million from OCI to current period earnings and expects to reclassify $2.2 million of deferred losses to earnings during the next twelve months on foreign currency swaps accounted for as hedges.

NOTE 22 — UNAUDITED QUARTERLY FINANCIAL DATA

      Summarized quarterly unaudited financial data is as follows:

	QUARTER ENDED 2001

	Mar 31	June 30	Sept 30	Dec 31	Total Year(1)

	(Thousands of dollars, except per share amounts)
Revenues and equity earnings	$643,166	$722,900	$963,302	$679,272	$3,008,640
Operating Income	127,024	153,363	309,370	125,065	714,822
Net income	35,178	49,114	141,580	39,332	265,204
Earnings per share:
Basic	$.19	$.25	$.71	$.20	$1.36
Diluted	.19	.25	.71	.20	1.35

	QUARTER ENDED 2000

	Mar 31	June 30	Sept 30	Dec 31	Total Year(1)

	(Thousands of dollars, except per share amounts)
Revenues and equity earnings	$323,027	$522,009	$624,798	$688,152	$2,157,986
Operating income	62,937	154,128	227,209	128,799	573,073
Net income	8,746	43,581	88,604	42,004	182,935
Earnings per share:
Basic	$.06	$.28	$.49	$.23	$1.10
Diluted	.06	.28	.49	.23	1.10

(1)	The sum of earnings per share for the four quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

      During the fourth quarter of the year ended December 31, 2001, NRG Energy recorded a $24.5 million income tax benefit as a result of state income tax planning strategies and a higher percentage of NRG Energy’s overall earnings derived from foreign projects in lower tax jurisdictions, than expected throughout the year. Also during the fourth quarter of 2001, NRG Energy recorded a net after-tax expense of $6.7 million related to Enron’s bankruptcy. This amount includes a $14.2 million after-tax charge to establish bad debt reserves, which was partially offset by a $7.5 million after-tax gain on a credit swap agreement entered into as part of NRG’s credit risk management program.

      See updated disclosures related to NRG Energy’s discontinued operations in Note 24.

NOTE 23 — NRG EXCHANGE OFFER

      In February 2002, Xcel Energy announced its intention to commence an exchange offer by which Xcel Energy would acquire all of the outstanding publicly held shares of NRG Energy. In the announcement Xcel Energy stated its intention to close this transaction in April 2002 and stated that in the offer, NRG Energy shareholders would receive 0.4846 shares of Xcel Energy common stock in a tax-free exchange for each outstanding share of NRG Energy common stock. See updated disclosures related to Xcel Energy’s support in Note 25.

NOTE 24 — SUBSEQUENT EVENTS — DISCONTINUED OPERATIONS

      As of September 30, 2002, four projects (Bulo Bulo, Cspel, Entrade, and Crockett Cogeneration Project) were classified as held for sale pursuant to the requirements of SFAS No. 144. SFAS No. 144 requires that assets held for sale to be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. NRG Energy recorded a write-down of approximately $17.1 million (pre-tax) in 2002 related to the four projects and reported the projects as discontinued operations in its quarterly report on Form 10-Q for the quarter ended Sept. 30, 2002. Accordingly, 2001 and 2000 consolidated statements of income have been reclassified to report the projects as discontinued operations in the accompanying financial statements.

      Bulo Bulo — In June 2002, NRG began negotiations for the sale of its 60-percent interest in Companie Electrica Central Bulo Bulo S.A. (Bulo Bulo), a Bolivian corporation, to its 40 percent partner, Pan American Energy LLC. As a result of entering into these negotiations in the second quarter of 2002, NRG classified Bulo Bulo as held for sale and recognized an after-tax loss of approximately $9.7 million (net of $0 taxes) as discontinued operations. The transaction is expected to reach financial close in fourth quarter 2002.

      Crockett Cogeneration Project — In September 2002, NRG announced it had reached agreement to sell its 57.7-percent interest in Crockett Cogeneration Project, a 240-megawatt, natural gas-fueled cogeneration plant near San Francisco, Calif., to an undisclosed buyer. Upon closing of the sale of Crockett, NRG expects to realize net cash proceeds of approximately $70 million and expects to reduce balance sheet debt and credit obligations by approximately $240 million. Crockett has been classified as held-for-sale and an estimated loss of approximately $7.4 million has been reported as a loss on discontinued operations during the third quarter of 2002 in connection with the decision to sell this interest.

      Hungarian and Czech Assets — In September 2002, NRG announced it had reached agreement to sell its Csepel power generating facilities and its interest in Entrade, an electricity trading business, to Atel, an independent energy group headquartered in Switzerland. NRG expects to realize net cash proceeds of approximately $131 million from the sale with closing anticipated in first quarter 2003. The transaction, which requires approval by competition authorities, is expected to close before year-end and is expected to result in a gain of approximately $20 million, net of transaction fees. This gain will not be recognized until closing occurs.

      Located on Csepel Island in Budapest, Hungary, Csepel I is a 116-megawatt thermal plant, and Csepel II is a 389-megawatt gas turbine power generating station. Based in Prague, Entrade markets and trades electricity in Central and Eastern Europe.

      The following is a summary of the components of discontinued operations (in thousands):

	Year Ended Dec. 31,

	2001	2000

Operating Revenues	$407,956	$201,475
Operating & Other Expenses	370,150	169,495

Income before taxes	37,806	31,980
Income tax expense	5,942	10,510

Net income from discontinued operations	$31,864	$21,470

      In addition, assets and liabilities for these four projects now considered discontinued operations have been reclassified and reported in the accompanying financial statements as follows:

	Dec. 31

	2001	2000

	(thousands of dollars)
Cash and cash equivalents	$63,954	$8,653
Restricted cash	18,833	4,899
Customer A/R — Net	82,275	70,843
Other current assets	17,127	2,147

Total current assets held for sale	$182,189	$86,542
Property, Plant and Equipment	$546,360	$235,130
Other	37,851	41,417

Total non-current assets held for sale	$584,211	$276,547
Total current liabilities	$(312,586)	$(55,407)
Long term-debt	$(228,098)	$(245,497)
Minority Interest and Other	(50,732)	(15,373)

Total long-term liabilities	$(278,830)	$(260,870)
Net assets held for sale	$174,984	$46,812

SEGMENT REPORTING

			Power
	Power	Power	Generation-
	Generation-	Generation-	Other
	North America	Europe	Americas	Consolidated

	(Thousands of dollars)
2001
Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$1,677,148	$245,225	$28,226	$2,386,552
Intersegment revenues	—	—	—	1,859
Equity in earnings of unconsolidated affiliates	189,820	31,977	3,886	212,273

Total operating revenues and equity earnings	1,866,968	277,202	32,112	2,600,684

Operating Income	525,685	94,668	11,171	657,116

Income from continuing operations	$249,418	$45,026	$735	$233,340
Income from discontinued operations	11,899	19,319	646	31,864

Net Income	$261,317	$64,345	$1,381	$265,204

The table above represents only segments affected by discontinued operations.

	Power	Power
	Generation-	Generation-
	North America	Europe	Consolidated

	(Thousands of dollars)
2000
Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$1,427,421	$164,210	$1,831,573
Intersegment revenues	—	—	2,256
Equity in earnings of unconsolidated affiliates	121,974	9,097	122,682

Total operating revenues and equity earnings	1,549,395	173,307	1,956,511

Operating Income	534,481	31,562	509,624

Income from continuing operations	$220,673	$9,408	$161,464
Income from discontinued operations	21,173	298	21,471

Net Income	$241,846	$9,706	$182,935

The table above represents the only segment affected by discontinued operations.

Unaudited Quarterly Financial Data

      Summarized quarterly unaudited financial data is as follows:

	Quarter Ended 2001
					Total
	Mar 31	June 30	Sept 30	Dec 31	Year(1)

	(Thousands of dollars, except per share amounts)
Revenues and equity earnings	$546,315	$642,648	$860,202	$551,519	$2,600,684
Operating Income	111,488	160,269	288,576	96,773	657,106
Income from continuing operations	26,665	58,474	128,052	20,149	233,340
Income (loss) from discontinued operations	8,513	(9,360)	13,528	19,183	31,864
Net income	35,178	49,114	141,580	39,332	265,204
Earnings per share-
Basic:
Income from continuing operations	$.30	$.30	$.66	$.10	$1.20
Income discontinued operations	.04	(.05)	.07	.10	.16
Earnings per share	.18	.25	.73	.20	1.36
Earnings per share-
Diluted:
Income from continuing operations	.14	.30	.65	.10	1.19
Income discontinued operations	.04	(.05)	.07	.10	.16
Earnings per share	.18	.25	.72	.20	1.35

	Quarter Ended 2000
					Total
	Mar 31	June 30	Sept 30	Dec 31	Year(1)

	(Thousands of dollars, except per share amounts)
Revenues and equity earnings	$298,869	$490,649	$582,496	$584,497	$1,956,511
Operating Income	51,291	141,873	210,112	106,348	509,624
Income from continuing operations	5,425	40,072	82,070	33,897	161,464
Income from discontinued operations	3,321	3,509	6,534	8,107	21,471
Net income	8,746	43,581	88,604	42,004	182,935
Earnings per share-
Basic and Diluted:
Income from continuing operations	$.03	$.24	$.50	$.20	$.97
Income discontinued operations	.02	.02	.04	.05	.13
Earnings per share	.05	.26	.54	.25	1.10

(1)	The sum of earnings per share for the four quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

NOTE 25 — SUBSEQUENT EVENTS — GOING CONCERN ISSUES

Credit Ratings

      In December 2001, Moody’s placed NRG Energy’s long-term senior unsecured debt rating on review for possible downgrade. On July 26, 2002, Standard & Poor’s Ratings Services announced it had lowered NRG Energy’s corporate credit rating to BB, a rating considered below investment grade. The secured NRG Energy Northeast Generating LLC bonds and the NRG Energy South Central Generating LLC bonds were also lowered to BB. The senior unsecured bonds of NRG Energy were lowered to B-plus. All of the NRG Energy debt issues and the corporate credit rating were placed on “credit watch” with negative implications. On July 29, 2002, Moody’s Investors Service lowered NRG Energy’s senior unsecured debt rating from Baa3 to B1 and assigned a Senior Implied rating of Ba3 to NRG Energy. On August 7, 2002, Standard & Poor’s Ratings Services lowered the corporate credit rating of NRG Energy to single “B” plus from double “B”, stating the rating now reflects NRG Energy’s stand-alone credit quality. On September 5, 2002, Moody’s Investors Service lowered NRG Energy’s senior unsecured debt rating from B1 to Caa1 and assigned a Senior Implied rating of B3 to NRG Energy. The secured NRG Energy Northeast Generating LLC bonds and the NRG Energy South Central Generating LLC bonds were also lowered to B3. Finally, the secured LSP Energy Limited Partnership bonds were lowered to B1. Other debt issuances were placed under review for possible downgrade. NRG Energy’s rating remains on Credit Watch with negative implications.

      The downgrade in NRG Energy’s credit ratings has resulted in increased collateral requirements in 2002, as discussed later.

Liquidity Issues

      In 2002, NRG Energy has been experiencing some volatility in its funding sources due largely to the credit issues, as described previously.

      NRG Energy’s operating cash flows have been impacted by lower operating margins as a result of low power pool prices since mid-2001. Seasonal variations in demand and market volatility in prices are not unusual in the independent power sector, and NRG Energy does normally experience higher margins in peak summer periods and lower margins in non-peak periods. NRG Energy has also incurred significant amounts of debt to finance its acquisitions in the past several years, and the servicing of interest and principal repayments from such financing is largely dependent on domestic project cash flows. With a successful financial improvement plan for NRG Energy, management expects to improve operating cash flow by lowering financing costs (due to reduction in NRG Energy’s debt levels from application of asset sale proceeds) and lowering operating costs (due to cost reductions from combining portions of NRG Energy’s business activities with Xcel Energy’s). However, asset sales may have a partially mitigating effect on operating cash flows as the projects are sold. In addition, the credit contingencies being faced by NRG Energy may limit the ability to distribute project cash flows and use such funds to service NRG Energy corporate debt.

      Since December 2001, NRG Energy’s access to short-term capital has deteriorated significantly due to tightening credit standards for the independent power sector as a whole. The downgrade of NRG Energy’s credit ratings below investment grade in July 2002 has resulted in cash collateral requirements as discussed later. In addition, lower credit ratings will increase the relative cost of NRG Energy’s capital financing compared to historical levels.

      Collateral Requirements — NRG Energy has significant amounts of debt and other obligations that currently require that they be supported with letters of credit or cash collateral within 5 to 30 days of a ratings downgrade by Moody’s or Standard & Poor’s.

      As a result of the recent downgrades, NRG Energy estimates that it will be required to post collateral ranging from $1.1 billion to $1.3 billion. Of the collateral to be posted, approximately $215 million is required to fund debt service reserve and other guarantees at the project level, $75 million is required to fund trading operations, $10 million is required to fund remaining equity commitments to complete construction of the Brazos Valley plant in Texas; and between $825 million and $975 million is required to fund equity guarantees associated with the $2 billion construction and acquisition revolver depending on various options being pursued. NRG Energy is working with its lenders to obtain waivers to delay the posting of this collateral until the fourth quarter of 2002. To date NRG Energy has been successful in working with its lenders concerning these issues. NRG Energy obtained waivers to delay the posting of the remaining collateral until September 13, 2002.

      NRG Energy may be unable to post the required collateral by September 13, 2002, or delay the posting requirement by obtaining waivers. The failure to post the required collateral will result in defaults unless waivers are extended. If NRG Energy is unable to obtain waivers or modifications of these collateral requirements and the underlying obligations are accelerated, NRG Energy would need to refinance or restructure its obligations and, if unsuccessful in these efforts, to consider all other options including a restructuring under the bankruptcy laws, as discussed later. Pending the resolution of NRG Energy credit and liquidity contingencies and the timing of possible asset sales, $4.0 billion of NRG Energy’s long-term debt obligations as of December 31, 2001 may be callable by lenders under the terms and conditions of the agreements.

      In addition to the collateral requirements, NRG Energy must continue to meet its ongoing operational and construction funding requirements. Since NRG Energy’s downgrade, its cost of borrowing and access to the capital markets has deteriorated significantly. As a consequence, NRG Energy is developing an updated business plan and evaluating its options with respect to the continuation and funding of its ongoing construction projects. NRG Energy is also continuously re-evaluating its asset sale program to maximize its net proceeds, given current market conditions. NRG Energy believes that its current funding requirements under its already reduced construction program may be unsustainable given the difficulties involved in raising cash through the capital markets and the uncertainties involved in obtaining additional equity funding from Xcel Energy. NRG Energy and Xcel Energy have retained financial advisors to help work through these liquidity issues in an effort to avoid defaults on NRG Energy debt and other obligations. Because only a short amount of time has passed since NRG Energy was downgraded, NRG Energy is unsure as to the resolution of all issues. NRG Energy’s initial priorities are obtaining waivers or delay of its collateral calls and avoiding the acceleration of its debt obligations. Once these collateral issues are resolved and additional decisions relating to asset sales are made, NRG Energy plans to finalize a revised business plan in respect of ongoing operations of NRG Energy.

      Assuming the waiver of cash collateral requirements, and with aggressive cost management, near term asset sales, selective cost deferrals and the application of other viable liquidity stabilization measures, NRG Energy expects to have cash available for operations until October 31, 2002. This forecast does not assume further investment by Xcel Energy or modification of NRG Energy’s current debt obligations.

      In the event that NRG Energy is unable to work through the issues as described above and is unable to obtain adequate financing on terms acceptable to NRG Energy, NRG Energy may have to file bankruptcy. NRG Energy’s inability to obtain timely waivers and avoid defaults on their credit obligations could lead to involuntary bankruptcy proceedings. In any case, there is substantial doubt as to NRG Energy’s ability to continue as a going concern.

      The accompanying financial statements have been prepared assuming that NRG Energy will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      Obligations and Commitments — The following is a table outlining the current status of the projects that NRG Energy has under construction and an estimate of the expected costs to be incurred through 2004 for such projects. As previously disclosed, NRG Energy is reevaluating its commitments under these agreements and over the remainder of the 2002 will be making determinations as to which projects will be disposed of or abandoned.

	July — Dec.	2003	2004
	2002	Forecasted	Forecasted
	Forecasted	Capital	Capital
	Expenditures	Expenditures	Expenditures
Project (Unaudited)	(in millions)	(in millions)	(in millions)	Status

Bayou Cove	$15			3 of 4 Units Complete
Brazos Valley	$48	$32		In Construction
Itiquira	$26			In Construction
Flinders	$24			In Construction
Nelson	$132	$154		In Construction
Pike	$76			Pending Sale
Rockford II	$11			Substantially Completed
Meriden	$50	$36	$35	Delayed
Kendall	$35			Substantially Completed
Other Construction and Turbine Expenditures	$127	$143	$85

Total	$544	$365	$120

      LSP Pike Energy, LLC — In August 2002, The Shaw Group (Shaw) and NRG Energy tentatively entered into an agreement to transfer NRG Energy’s interest in the assets in LSP Pike Energy, LLC (Pike) to Shaw. Pike is a 1,200-megawatt combined cycle gas turbine plant under construction in Mississippi, which is approximately one-third completed. The agreement was subject to approval by the NRG board of directors and lenders, Pike, NRG Energy and the Pike project lenders have not approved the agreement and are not expected to in the near term.

      NRG Energy has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to its capital expenditure programs. The following is a summarized table of contractual obligations.

	Payments due by period as of June 30, 2002 (In thousands)

Contractual Cash Obligations (Unaudited)	Total	Short Term	1-3 Years	4-5 Years	After 5 years

Long term debt	$8,615,504	$459,158	$274,914	$2,052,963	$5,828,469
Capital lease obligations	557,256	25,031	45,010	45,010	442,205
Operating leases	87,779	10,742	19,111	16,311	41,615
Short term debt	1,020,409	1,020,409	—	—	—

Total contractual cash obligations	$10,280,948	$1,515,340	$339,035	$2,114,284	$6,312,289

	Amount of commitment expiration per period

	As of June 30, 2002 (In thousands)

	Total
	Amounts
Other Commercial Commitments (Unaudited)	Committed	Short Term	1-3 Years	4-5 Years	After 5 years

Lines of credit	$2,075,100	$1,000,000	$—	$—	$1,075,100
Stand by letters of credit	179,759	179,759	—	—	—
Guarantees	805,406	210,390	89,803	105,593	399,620

Total commercial commitments	$3,060,265	$1,390,149	$89,803	$105,593	$1,474,720

      FirstEnergy Assets — NRG Energy signed purchase agreements in 2001 to acquire or lease a portfolio of generating assets from FirstEnergy Corporation. Under the terms of the agreements, NRG Energy agreed to pay approximately $1.6 billion for four primarily coal-fueled generating stations.

      On July 2, 2002, the FERC issued an order approving the transfer of FirstEnergy generating assets to NRG Energy; however, the FERC conditioned the approval on NRG Energy’s assumption of FirstEnergy’s obligations under a separate agreement between FirstEnergy and the City of Cleveland. These conditions require FirstEnergy to protect the City of Cleveland in the event the generating assets are taken out of service. On July 16, 2002, the FERC clarified that the condition requires NRG Energy to provide notice to the City of Cleveland and FirstEnergy if the generating assets are taken out of service and that other obligations remain with FirstEnergy.

      On August 8, 2002, FirstEnergy notified NRG Energy that the agreements regarding the transfer of generating assets from FirstEnergy to NRG Energy had been cancelled. FirstEnergy cited the reason for canceling the agreements as an alleged anticipatory breach of certain obligations in the agreements by NRG Energy. FirstEnergy also notified NRG Energy that it is reserving the right to pursue legal action against NRG Energy and Xcel Energy for damages, based on the alleged anticipatory breach. NRG Energy continues to evaluate the implications of the cancellation and its potential exposure.

      Project Debt Service — Substantially all of NRG Energy’s operations are conducted by project subsidiaries and project affiliates. NRG Energy’s cash flow and ability to service corporate-level indebtedness when due is dependent upon receipt of cash dividends and distributions or other transfers from NRG Energy’s projects subsidiaries and project affiliates. The debt agreements of NRG Energy’s subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to NRG Energy. As of June 30, 2002, six of NRG Energy’s subsidiaries and project affiliates are restricted from making cash payments to NRG Energy. Loy Yang, Killingholme, Energy Center Kladno, LSP Energy (Batesville) and Louisiana Generating do not currently meet the minimum debt service coverage ratios required for these projects to make payments to NRG Energy; Crockett Cogeneration is limited in its ability to make distributions to NRG Energy and its other partners.

      NRG Energy believes the situations at Louisiana Generating, Energy Center Kladno, Batesville and Killingholme do not create an event of default and do not permit the lenders to accelerate the project financings. The forced outage of one 500-megawatt unit at Loy Yang, combined with current market prices, may lead to an event of default and the possible acceleration of the Loy Yang project debt in the fourth quarter of 2002. The unit has been repaired and, if insurance claims are paid and forecasted revenues and costs are achieved, default is expected to be avoided. If an event of default were to occur at one or more of the projects and any accelerated financings were not paid, the project lenders could foreclose on the projects in question and NRG Energy could lose its equity investment in the projects. NRG Energy’s equity investment in these six projects was approximately $1.1 billion at June 30, 2002.

      Other Covenants and Compliance — The bankruptcy of Pacific Gas & Electric (PG&E) creates the potential for a covenant default that would result in the acceleration of the debt at Crockett if not resolved with the lenders. Management has engaged in active discussions with the lenders of Crockett since PG&E filed for bankruptcy in April 2001; additionally, Crockett is being paid each month by PG&E since the bankruptcy filing. PG&E and the Bankruptcy Court have affirmed the long-term power purchase agreement and PG&E is paying down the outstanding receivable over a 12-month period ending December 1, 2002. Thus, NRG Energy believes that an acceleration of the Crockett debt is unlikely. However, as of December 31, 2001, NRG Energy has reflected the entire balance of the Crockett debt as a current obligation of $234.5 million.

      In May 2002, NRG Energy’s indirect wholly owned subsidiary, LSP-Kendall Energy, LLC received a notice of default from Societe Generale, the administrative agent under LSP-Kendall’s Credit and Reimbursement Agreement dated November 12, 1999. The notice asserted that an event of default had occurred under the Credit and Reimbursement Agreement as a result of liens filed against the Kendall project by various subcontractors. In consideration of NRG Energy’s indemnification of LSP-Kendall, the administrative agent and the lenders to the Kendall project from any claims or damages relating to these liens or any dispute or action involving the project’s EPC contractor pursuant to an Indemnity Agreement dated as of June 28, 2002, the administrative agent, with the consent of the required lenders under the Credit and Reimbursement Agreement, withdrew the notice of default and waived any default or event of default described therein.

      2002 Financing Activities — During the second quarter of 2002, NRG Energy’s $125-million syndicated letter of credit facility was amended to incorporate the same covenant revisions and other amendments that had previously been made to the terms and conditions of NRG Energy’s $1-billion revolving credit facility, including the addition of an interest coverage ratio covenant.

      In March 2002, NRG Energy’s $500 million recourse revolving credit facility matured and was replaced with a $1.0 billion 364-day revolving line of credit, which terminates on March 7, 2003. The facility is unsecured and provides for borrowings of “Base Rate Loans” and “Eurocurrency Loans”. The Base Rate Loans bear interest at the greater of the Administrative Agent’s prime rate or the sum of the prevailing per annum rates for overnight funds plus 0.5 percent per annum, plus an additional margin which varies from 0.375 percent to 0.50 percent based upon NRG Energy’s utilization of the facility and its then-current senior debt credit rating. The Eurocurrency loans bear interest at an adjusted rate based on LIBOR plus an adjustment percentage, which varies depending on NRG Energy’s senior debt credit rating and the amount outstanding under the facility. The credit agreement for this facility was amended in April 2002 to revise the interest coverage ratio covenant. As amended, the covenant requires NRG Energy to maintain a minimum interest coverage ratio of 1.75 to 1, as determined at the end of each fiscal quarter. The facility contains additional covenants that, among other things, restrict the incurrence of liens and require NRG Energy to maintain a net worth of at least $1.5 billion plus 25 percent of NRG Energy’s consolidated net income from January 1, 2002 through the determination date. In addition, NRG Energy must maintain a debt to capitalization ratio of not more than 0.68 to 1.00 as defined in the credit agreement. The failure to comply with any of these covenants would be an Event of Default under the terms of the credit agreement. Based on current forecasts, NRG Energy believes that, unless the covenant is waived, it is likely that it will breach the minimum interest coverage ratio when the September 30, 2002 calculation is performed. At June 30, 2002, NRG Energy had a $1.0 billion outstanding balance under this credit facility. As of June 30, 2002, the weighted average interest rate or such outstanding advances was 3.38 percent per year.

      As of December 31, 2001, NRG Energy, through its wholly owned subsidiary, NRG Energy South Central Generating LLC, had outstanding approximately $40 million under a project level, non-recourse revolving credit agreement scheduled to mature in March 2002. In March 2002, the facility was renewed for an additional 90 days, with substantially similar terms and conditions. In June 2002, this facility was paid off and was not renewed.

      In February 2002, NRG Energy issued a $300 million subordinated convertible note to its majority shareholder, Xcel Energy, to evidence a loan from Xcel Energy to NRG Energy in the amount of $300 million. The $300 million subordinated convertible note bore interest at a per annum rate equal to 30-day LIBOR plus 0.90 percent. Payments on unpaid principal, together with interest, were due quarterly in arrears, NRG Energy did not make any payments of principal or interest on the note. In April and May 2002, NRG Energy issued an additional $300 million of subordinated convertible notes to Xcel Energy, to evidence further loans from Xcel Energy to NRG Energy. As of June 30, 2002, NRG Energy has received $500 million under these loan facilities. In June 2002, Xcel Energy cancelled these notes effectively converting them, including accrued interest into permanent equity.

      In June 2002, NRG Peaker Finance Company LLC (NRG Peaker), an indirect wholly owned subsidiary of NRG Energy, completed the issuance of $325 million of Series A Floating Rate Senior Secured Bonds due 2019. The bonds bear interest at a floating rate equal to three-months USD-LIBOR—BBA plus 1.07 percent. Interest on the bonds is payable on March 10, June 10, September 10 and December 10 of each year, commencing on September 10, 2002. Scheduled principal payments of $5.6 million, $8.0 million, $10.5 million, $4.3 million, $6.8 million, $11.2 million and $278.6 million are due on Dec. 10 of 2002, 2003, 2004, 2005, 2006, 2007 and thereafter through June 2019, respectively. The final scheduled repayment of principal will be made on June 10, 2019. The bonds may be redeemed at any time prior to maturity at a price that, in certain circumstances, will include a redemption premium. The initial bond proceeds of $250 million were used to make loans to affiliates which own natural-gas fired “peaker” electric generating projects located in either Louisiana or Illinois. The project owners used the proceeds of the loans to (1) reimburse NRG Energy for construction and/or acquisition costs for the peaker projects previously paid by NRG Energy, (2) pay to XL Capital Assurance (XLCA) the premium for the Bond Policy, (3) provide funds to NRG Peaker to collateralize a portion of NRG Energy’s contingent guaranty obligations and (4) pay transaction costs incurred in connection with the offering of the bonds (including reimbursement of NRG Energy for the portion of such costs previously paid by NRG Energy). The Bond Policy is a financial guaranty insurance policy that unconditionally and irrevocably guaranties payment of scheduled principal and interest payments on the Bonds. The Bond Policy does not, however, guaranty the payment of principal of or interest on the bonds prior to the applicable scheduled payment dates, unless XLCA elects to make such payments. The bonds are secured by a pledge of membership interests in NRG Peaker and a security interest in all of its assets, which initially consist of notes evidencing loans to the affiliate project owners. The project owners’ jointly and severally guaranty the entire principal amount of the bonds and interest on such principal amount. The project owner guaranties are secured by a pledge of the membership interest in three of five project owners and a security interest in substantially all of the project owners’ assets related to the peaker projects, including equipment, real property rights, contracts and permits. NRG Energy has entered into a contingent guaranty agreement in favor of the collateral agent for the benefit of the secured parties, under which it agreed to make payments to cover scheduled principal and interest payments on the bonds and regularly scheduled payments under the interest rate swap agreement, to the extent that the net revenues from the peaker projects are insufficient to make such payments, in specified circumstances.

      NRG Peaker has also entered into an interest rate swap agreement pursuant to which it agreed to make fixed rate interest payments and receive floating rate interest payments. The interest rate swap counter-party will have a security interest in the collateral for the bonds and the collateral for the project owner guaranties. Net payments to be made by NRG Peaker under the interest rate swap agreement will be guaranteed pursuant to a separate financial guaranty insurance policy, the issuer of which will have a security interest in the collateral for the bonds and the collateral for the project owner guaranties.

      In July 2002, NRG Energy Center, an indirect wholly owned subsidiary of NRG Energy, entered into an agreement allowing it to issue senior secured promissory notes in the aggregate principal amount of up to $150 million. In July 2002, under this agreement, NRG Energy Center, Inc. issued $75 million of bonds in a private placement. Two series of notes were issued in July 2002, the $55 million Series A-Notes dated July 3, 2002, which matures on August 1, 2017 and bears an interest rate of 7.25% per annum and the $20 million Series B-Notes dated July 3, 2002, which matures on August 1, 2017 and bears an interest rate of 7.12% per annum. NRG Thermal Corporation, a wholly owned subsidiary of NRG Energy, which owns 100% of NRG Energy Center, pledged its interests in all of its district heating and cooling investments throughout the United States as collateral.

Financial Improvement Plan

      In response to tightening credit standards experienced by NRG Energy and the independent power production sector, on February 17, 2002, Xcel Energy announced a financial improvement plan for NRG Energy. The announced plan included an initial step of acquiring 100% of NRG Energy through a tender offer to exchange all of the outstanding shares of NRG Energy common stock with Xcel Energy common shares. In addition, the plan included:

•	financial support to NRG Energy from Xcel Energy;

•	marketing certain NRG Energy generating assets for possible sale;

•	canceling and deferring capital spending for NRG Energy projects; and

•	combining certain NRG Energy functions with Xcel Energy’s system and organization.

      Xcel Energy Support — On June 3, 2002, Xcel Energy completed its exchange offer for the 26% of NRG Energy’s shares that had been previously publicly held. Xcel Energy offered NRG Energy shareholders 0.50 shares of Xcel Energy common stock for each outstanding share of NRG Energy common stock. As part of its exchange offer, Xcel Energy committed to take aggressive steps to strengthen NRG Energy’s balance sheet and eliminate overhead costs associated with running NRG Energy as an independent company. Through June 30, 2002, Xcel Energy has provided NRG Energy with $500 million of cash infusions. Under Public Utility Holding Company Act (PUHCA) limitations, as of June 30, 2002, Xcel Energy could invest an additional $400 million into NRG Energy. In May 2002, Xcel Energy and NRG Energy entered into a support and capital subscription agreement pursuant to which Xcel Energy agreed, under certain circumstances, to provide up to $300 million to NRG Energy. Xcel Energy has not, to date, provided funds to NRG Energy under this agreement. Xcel Energy currently is evaluating the circumstances under which it would make any further investment in NRG Energy.

      Asset Marketing — In the first quarter of 2002, management identified NRG Energy assets and groups of assets to be marketed for sale. The assets are being marketed in four regional bundles: Latin America, the United Kingdom, Continental Europe and Asia-Pacific. Select North American assets, including those in the South Central United States, have also been identified for potential sale.

      In the second quarter of 2002, invitations were sent to prospective bidders on such assets, with indicative bids due during June 2002. Xcel Energy management reviewed the results of the indicative bids received with the Xcel Energy board of directors and discussed the process by which assets would be considered, recommended, and approved for sale. The board determined at their August 2002 meeting that NRG Energy’s Board of Directors approval was necessary for material asset sales.

      The remaining asset-marketing timetable for 2002 and 2003 is generally as follows:

•	Final bids were received in August 2002;

•	Negotiation of sale and purchase agreements is expected in September 2002; and

•	Financial close is expected to be completed in September-December 2002, with financial close of some projects in the first half of 2003.

      Several projects have an accelerated sales timetable. At the NRG Energy June 2002 board meeting, one material NRG Energy asset sale (Bulo Bulo) was approved. One additional project, which was not a material asset sale (Collinsville), was classified as held for sale in the second quarter of 2002. In addition, it is expected that several other sales of small NRG Energy assets will be completed during the third quarter of 2002.

      Indicative bids received and discussed with the Xcel Energy board in June 2002 for NRG Energy’s international projects, if ultimately proceeding to a sale at the bid price, would generate net proceeds of approximately $800 million to $1.3 billion of cash, compared with a book value (of equity investments in such projects) of approximately $1.5 billion resulting in material losses. While bids for certain NRG Energy domestic projects were not presented in detail to the Xcel Energy Board at their June meeting, management anticipates that bids on domestic projects could generate an additional $500 million to $900 million of cash from sale proceeds. Material losses could also result from the sale of domestic projects. Proceeds from asset sales are expected to be used to pay down debt at NRG Energy.

      NRG Energy is in the process of marketing certain assets for sale and would consider the sale of such assets if the sales price would exceed the carrying amount.

      Differences between indicative bids and the carrying value of the respective NRG Energy assets being marketed can be attributed to the economic downturn in the independent power market as well as other recent negative developments in the energy industry in general. Management does not believe these bids are indicative of the fair value of the NRG Energy assets under a held for use model. Since the assets are considered held for use, NRG Energy has reviewed the carrying value of the assets being marketed for sale pursuant to the guidance in SFAS No. 144. That model compared expected undiscounted cash flows from operations of the assets to their carrying values. NRG Energy has concluded that no impairment losses should be recognized pursuant to SFAS No. 144 at June 30, 2002.

      Capital Spending — NRG Energy has reviewed its construction program and significantly revised its capital expenditure forecast. The new forecast reflects a reduction in NRG Energy construction spending of approximately $1.0 billion in 2003 and $1.3 billion in 2004. In addition, NRG Energy’s acquisition expenditures are also expected to be reduced. The Conectiv acquisition originally scheduled for 2002 has been canceled. The FirstEnergy acquisition planned for 2002 has been canceled by FirstEnergy due to the alleged anticipatory breach of the related purchase agreement of NRG Energy.

      Other Activities — Management changes have occurred at NRG Energy. Xcel Energy and NRG Energy have begun to combine portions of NRG Energy’s energy marketing and power plant management functions with corresponding Xcel Energy functions. In addition, NRG Energy’s corporate and administrative support functions are also being combined into comparable areas of Xcel Energy.

      In the second quarter of 2002, NRG Energy expensed a pretax charge of $20 million for severance costs associated with employees who had been terminated as of June 30, 2002. Additional charges are expected to be expensed in the future, as further actions are taken, but are not determinable at this time.

26. Subsequent Event — Third Quarter 2002 Asset Impairments and NRG Restructuring Plan (unaudited)

      In December 2001, Moody’s Investor Service (Moody’s) placed NRG Energy’s long-term senior unsecured debt rating on review for possible downgrade. In response to this threat to NRG Energy’s investment grade rating, on February 17, 2002, Xcel Energy announced a financial improvement plan for NRG Energy, which included an initial step of acquiring 100% of NRG Energy through a tender offer to exchange all of the outstanding shares of NRG Energy common stock for Xcel Energy common shares. In addition, the plan included financial support to NRG Energy from Xcel Energy; marketing certain NRG Energy generating assets for possible sale; canceling and deferring capital spending for NRG Energy projects; and combining certain of NRG Energy’s functions with Xcel Energy’s system and organization. On June 3, 2002, Xcel Energy completed its exchange offer for the 26% of NRG Energy’s shares that had been previously publicly held. Xcel Energy offered NRG Energy shareholders 0.50 shares of Xcel Energy common stock for each outstanding share of NRG Energy common stock, representing a $650 million purchase price. During 2002, Xcel Energy provided NRG Energy with $500 million of cash infusions. Throughout this period of time, Xcel Energy was in discussions with credit agencies and believed that its actions would be sufficient to avoid a downgrade of NRG Energy’s credit rating.

      However, even with NRG Energy’s efforts to avoid a downgrade, unexpectedly on July 26, 2002, Standard & Poors’ (S&P) downgraded NRG Energy’s senior unsecured bonds below investment grade, and three days later Moody’s also downgraded NRG Energy’s senior unsecured debt rating below investment grade. Over the next few months NRG senior unsecured debt, as well as the secured NRG Northeast Generating LLC bonds and the secured NRG South Central Generating LLC bonds, were downgraded multiple times. After NRG Energy failed to make the payment obligations due under certain unsecured bond obligations on September 16, 2002, both Moody’s and S&P lowered their ratings on NRG Energy’s unsecured bonds once again. Currently, unsecured bond obligations carry a rating of between CCC and D, depending on both the specific debt issue and the rating agency rating system.

      At September 30, 2002, NRG Energy applied the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to its construction and operational projects. As of September 30, 2002, NRG Energy completed an analysis as of the recoverability of the asset carrying values of its projects factoring in the probability weighting of different courses of action available to NRG Energy given its financial position and liquidity constraints significantly affected by NRG Energy’s credit rating downgrade at the end of July 2002. This approach was applied consistently to asset groups with similar uncertainties and cash flow streams. As a result, NRG Energy determined that many of its construction projects and its operational projects became impaired during the third quarter of 2002 and should be written down to fair market value. In applying those provisions NRG Energy management considered cash flow analyses, bids and offers related to those projects. The impairments of several of NRG Energy assets were recognized as Special Charges in the third quarter of 2002 consolidated statement of operations. See NRG Energy’s Form 10-Q as of September 30, 2002 for additional information and explanation of the Special Charges.

      Starting in August 2002, NRG Energy engaged in the preparation of a comprehensive business plan and forecast. The business plan detailed the strategic merits and financial value of NRG Energy’s projects and operations. It also anticipates that NRG Energy will function independently from Xcel Energy and thus all plans and efforts to combine certain functions of the companies were terminated. NRG Energy utilized independent electric revenue forecasts from an outside energy markets consulting firm to develop forecasted cash flow information included in the business plan. Management concluded that the forecasted free cash flow available to NRG Energy after servicing project-level obligations will be insufficient to service recourse debt obligations. Based on this information and in consultation with Xcel Energy and its financial advisor, NRG Energy prepared and submitted a restructuring plan on November 4, 2002 to various lenders, bondholders and other creditor groups (collectively, “NRG Energy’s Creditors”) of NRG Energy and its subsidiaries. The restructuring plan is expected to serve as a basis for negotiations with NRG Energy’s Creditors in a financially-restructured NRG Energy and, among other things, proposes (i) holders of secured (project-level) debt would either (a) have their debt reinstated with agreed modifications or (b) receive the collateral securing such debt and a claim or claims to the extent such debt is under-secured; (ii) holders of unsecured debt, holders of secured recourse claims against NRG Energy, and holders of other general unsecured claims against NRG Energy would receive a pro rata share of (a) an aggregate of $500 million of junior secured debt of reorganized NRG Energy and (b) 95% of the common equity of reorganized NRG Energy; and (iii) holders of project-level general unsecured claims that are non-recourse to NRG Energy would receive a pro rata share of the remaining 5% of the common equity of a reorganized NRG Energy.